                                                                    Exhibit 2.2


                            STOCK PURCHASE AGREEMENT


                                  BY AND AMONG


                          KURAYA AMERICAN SYSTEMS INC.,


                               KURAYA CORPORATION,


                           IBRD-ROSTRUM GLOBAL, INC.,


                           IBRD-ROSTRUM EUROPE, INC.,


                PHOENIX INTERNATIONAL LIFE SCIENCES (U.S.) INC.,


                                       AND


                    PHOENIX INTERNATIONAL LIFE SCIENCES INC.


                             DATED DECEMBER 24, 1997

                                TABLE OF CONTENTS

                                                                            Page

ARTICLE 1
SALE AND PURCHASE OF SHARES...............................................    2
          1.1.  Sale and Purchase of Shares...............................    2
          1.2.  Purchase Price............................................    3
          1.3.  Earn-Out..................................................    3

ARTICLE 2

CLOSINGS; EARN-OUT PAYMENT; PURCHASE PRICE ADJUSTMENT.....................    3
          2.1.  Closing Date..............................................    3
          2.2.  Sellers' Deliveries.......................................    4
          2.3.  The Buyers' Deliveries....................................    5
          2.4.  Earn-Out.  ...............................................    5
          2.5.  Net Debt Adjustment.......................................    8

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF KAS AND KURAYA..........................    9
          3.1.  Organization and Standing.................................    9
          3.2.  Authority.................................................    9
          3.3.  No Violation of Law.......................................   10
          3.4.  Capitalization............................................   10
          3.5.  Subsidiaries..............................................   11
          3.6.  Financial Statements......................................   12
          3.7.  Books and Records.  ......................................   13
          3.8.  Accounts Receivable.......................................   13
          3.9.  No Undisclosed Liabilities................................   13
          3.10.  Insurance................................................   14
          3.11.  Absence of Certain Changes...............................   14
          3.12.  Compliance with Laws.....................................   14
          3.13.  Governmental Permits.....................................   14
          3.14.  Taxes and Tax Returns....................................   15
          3.15.  Contracts................................................   17
          3.16.  Personal Property........................................   19
          3.17.  Real Property............................................   19
          3.18.  Intellectual Property....................................   19

                                       -i-

                                                                            Page
          3.19.  Labor and Employment Matters.............................    20
          3.20.  Employee Licenses........................................    20
          3.21.  Non-Competition..........................................    20
          3.22.  Employee Benefit Plans...................................    20
          3.23.  Legal Proceedings and Compliance with Laws:
                  Environmental Matters ..................................    22
          3.24.  Compensation Arrangements; Bank Accounts; Officers
                  and Directors ..........................................    23
          3.25.  KAS's Brokers............................................    24
          3.26.  Customers and Suppliers..................................    24
          3.27.  Condition of Assets. ....................................    24
          3.28.  Completeness and Accuracy of Information.................    24
          3.29.  IBRD Japan...............................................    25
          3.30.  No Implied Representations...............................    25
          3.31.  Transactions with Related Parties........................    25
          3.32.  IBRD-Europe Companies. ..................................    26
          3.33.  Clinical Trials. ........................................    26

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE BUYERS..............................    26
          4.1.  Organization and Standing.................................    26
          4.2.  Authority.................................................    26
          4.3.  No Violation of Law.......................................    27
          4.4.  The Buyers' Brokers.......................................    27
          4.5.  Investment Intention......................................    27
          4.6.  Securities Filings........................................    28
          4.7.  Financial Statements......................................    28

ARTICLE 5

COVENANTS AND AGREEMENTS OF KAS...........................................    28
          5.1.  Required Actions..........................................    28
          5.2.  Prohibited Transactions...................................    31
          5.3.  Efforts to Close..........................................    32
          5.4.  Expenses..................................................    32
          5.5.  Supplements to Schedules; Covenants.......................    33
          5.6.  Further Assurances........................................    33
          5.7.  HSR Act and ISRA..........................................    33
          5.8.  No Solicitation of Transactions...........................    33
          5.9.  Cooperation with Financing; Capital Contribution..........    34
          5.10.  Liquidation..............................................    34
          5.11.  Professional Liability Insurance Policy..................    34

                                      -ii-

                                                                            Page
ARTICLE 6

COVENANTS AND AGREEMENTS OF THE BUYERS....................................   34
          6.1.  Efforts to Close..........................................   34
          6.2.  Expenses..................................................   34
          6.3.  Further Assurances........................................   35
          6.4.  HSR Act...................................................   35
          6.5.  Records...................................................   35
          6.6.  Confidentiality Agreement.................................   35
          6.7.  Guaranties................................................   35

ARTICLE 7

CONDITIONS TO THE OBLIGATIONS OF KAS......................................   36
          7.1.  Representations and Covenants.............................   36
          7.2.  Compliance with Covenants.................................   36
          7.3.  Corporate Action..........................................   36
          7.4.  Litigation................................................   36
          7.5.  Absence of Adverse Governmental Action....................   36
          7.6.  Filings; Consents; Waiting Periods........................   36
          7.7.  Approval of Documentation.................................   37
          7.8.  Debt......................................................   37
          7.9.  Legal Opinion.............................................   37
          7.10.  Professional Liability Insurance Policy..................   37

ARTICLE 8

CONDITIONS TO THE OBLIGATIONS OF THE BUYERS...............................   37
          8.1.  Representations and Covenants.............................   38
          8.2.  Compliance with Covenants.................................   38
          8.3.  Corporate Action..........................................   38
          8.4.  Litigation................................................   38
          8.5.  Absence of Adverse Governmental Action....................   38
          8.6.  No Material Adverse Effect or Damage......................   38
          8.7.  Filings; Consents; Waiting Periods........................   38
          8.8.  Approval of Documentation.................................   39
          8.9.  Resignations; Semler......................................   39
          8.10.  Legal Opinions...........................................   39
          8.11.  Ancillary Documents......................................   39
          8.12.  Consent and Release......................................   39

                                      -iii-

                                                                            Page
          8.13.  Environmental Assessment.................................   39
          8.14.  Termination of Tax Sharing Agreement.....................   39
          8.15.  Professional Liability Insurance Policy..................   39
          8.16.  IBRD Shares.  ...........................................   40
          8.17.  Liquidation..............................................   40

ARTICLE 9

COMPETITION AND CONFIDENTIALITY BY THE SELLING PARTIES....................   40
          9.1.  Noncompetition............................................   40
          9.2.  Confidentiality...........................................   41
          9.3.  Affiliates................................................   41
          9.4.  Injunctive Relief.........................................   41

ARTICLE 10

INDEMNIFICATION...........................................................   41
          10.1.  Survival of Representations and Warranties...............   41
          10.2.  Indemnification by KAS and Kuraya........................   42
          10.3.  Limitations on Obligation of KAS and Kuraya to
                  Indemnify ..............................................   43
          10.4.  Indemnification by the Buyers............................   45
          10.5.  Limitations on Obligation of the Buyers to Indemnify.....   46
          10.6.  Procedures for Indemnification...........................   46
          10.7.  Payment of Indemnification Obligations...................   48
          10.8.  Interest on Unpaid Obligations...........................   48
          10.9.  Exclusive Remedy.  ......................................   49

ARTICLE 11

TAXES.....................................................................   49
          11.1.  Final Tax Return.........................................   49
          11.2.  Audits and Tax Litigation................................   51
          11.3.  Tax Indemnity............................................   52

ARTICLE 12

TERMINATION OF AGREEMENT..................................................   52
         12.1.  Termination...............................................   52
         12.2.  Survival..................................................   53
         12.3.  Return of Materials.......................................   53


                                                                            Page
ARTICLE 13

MISCELLANEOUS.............................................................   54
         13.1.  Notices...................................................   54
         13.2.  Taxes.....................................................   55
         13.3.  Entire Agreement..........................................   55
         13.4.  Waivers and Amendments....................................   55
         13.5.  Governing Law.............................................   55
         13.6.  Reference to U.S. Dollars.................................   56
         13.7.  Binding Effect; Assignment................................   56
         13.8.  No Third Party Beneficiaries..............................   56
         13.9.  Counterparts..............................................   56
         13.10. Schedules and Exhibits....................................   56
         13.11. Headings..................................................   56
         13.12. Publicity.................................................   56
         13.13. Severability..............................................   57
         13.14. Confidential Information..................................   57
         13.15. Waiver of Conflict........................................   57
         13.16. Injunctive Relief.........................................   57
         13.17. Venue.....................................................   58

ARTICLE 14

DEFINITIONS...............................................................   58
         14.1.  Certain Defined Terms.....................................   58
         14.2.  Other Defined Terms.......................................   63


                                 SCHEDULE INDEX

Schedule A                 Subsidiaries
Schedule 1.2               Allocation of IBRD-Europe Subsidiaries
Schedule 2.3               IBRD-Europe Purchase Price
Schedule 3.1               Jurisdiction of Incorporation
Schedule 3.3(b)            Violations (Laws)
Schedule 3.3(c)            Consents
Schedule 3.4               Capitalization
Schedule 3.5               Subsidiaries
Schedule 3.6               Exceptions to Financial Statements
Schedule 3.8               Accounts Receivable
Schedule 3.9               Undisclosed Liabilities
Schedule 3.10              Insurance
Schedule 3.11              Absence of Certain Changes
Schedule 3.12              Compliance with Laws
Schedule 3.13              Governmental Permits
Schedule 3.15              Contracts
Schedule 3.16              Personal Property
Schedule 3.17              Real Property
Schedule 3.18              Intellectual Property
Schedule 3.19              Labor and Employment Matters
Schedule 3.20              Employee Licenses
Schedule 3.21              Non-Competition
Schedule 3.22              Employee Benefit Plans
Schedule 3.23              Compliance with Laws; Environmental Matters
Schedule 3.24              Compensation Arrangements; Bank Accounts; Officers and Directors
Schedule 3.25              KAS's Brokers
Schedule 3.26              Customers and Suppliers
Schedule 3.28              Completeness of Information
Schedule 3.29              IBRD-Japan
Schedule 3.31              Transactions with Related Parties
Schedule 3.33              Clinical Trials
Schedule 4.3(b)            Violations (Laws)
Schedule 4.4               The Buyers' Brokers
Schedule 5.2               Prohibited Transactions
Schedule 6.7               Guaranties
Schedule 7.8               Debt
Schedule 10.2              Indemnifiable Disclosed Items



ATTACHMENTS
-----------

Attachment A               U.K. Tax Representations and Warranties
Attachment B               U.K. and Europe General Compliance


EXHIBITS
--------

Exhibit A                  Form of Escrow Agreement
Exhibit B                  Form of Legal Opinion of Counsel to the Sellers and Kuraya
Exhibit C-1                Form of Legal Opinion of Counsel to the Buyers (U.S.)
Exhibit C-2                Form of Legal Opinion of Counsel to the Buyers (Canada)
Exhibit D                  Form of Amended Tax Sharing Agreement


                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into as of December 24, 1997 by and among PHOENIX INTERNATIONAL LIFE SCIENCES (U.S.), INC., a Delaware corporation ("Phoenix U.S."), PHOENIX INTERNATIONAL LIFE SCIENCES INC., a corporation constituted under the laws of Canada ("Phoenix Canada"), KURAYA AMERICAN SYSTEMS INC., a California corporation ("KAS"), KURAYA CORPORATION, a corporation organized under the laws of Japan ("Kuraya") IBRD-ROSTRUM GLOBAL, INC., a Delaware corporation (the "Company") and IBRD-ROSTRUM EUROPE, INC., a Delaware corporation ("IBRD-Rostrum"). Phoenix Canada and Phoenix U.S. are sometimes referred to hereinafter individually as a "Buyer" and together as the "Buyers." KAS and the Company are sometimes referred to hereinafter individually as a "Seller" and together as the "Sellers."

                                   BACKGROUND

     A. The Company, directly or indirectly, owns all of the entire issued and outstanding common stock of each entity listed in SCHEDULE A (collectively, the "Subsidiaries," and singly, a "Subsidiary").

     B. Not later than five business days after the execution of this Agreement, IBRD-Rostrum shall adopt a Plan of Liquidation (the "Liquidation"). Under the Plan of Liquidation, IBRD-Rostrum, as the sole stockholder, will distribute to the Company not later than one business day prior to the closing date of the Canada Acquisition (as hereinafter defined) all of its assets and liabilities including all of the issued and outstanding common stock of the following entities: (i) IBRD-Rostrum Group Limited, a corporation organized under the laws of the England ("IBRD-U.K.") which directly owns all of the issued and outstanding common stock of IBRD-Rostrum Global Limited, a company organized under the laws of England, and indirectly owns 50% of Bath Clinical Trials Limited, a company organized under the laws of England ("Bath"), (ii) IBRD-Rostrum GmbH, a corporation organized under the laws of Germany ("IBRD-Germany"), and (iii) IBRD-Rostrum Sarl, a corporation organized under the laws of France ("IBRD-France"). IBRD-U.K., IBRD-Germany and IBRD-France are sometimes referred to hereinafter collectively as "IBRD-Europe," and the shares of IBRD-U.K., IBRD-Germany and IBRD-France distributed to the Company are sometimes referred to hereinafter collectively as the "IBRD-Europe Shares."

     C. Following the completion of the Liquidation and prior to the sale by KAS of the IBRD-U.S. Shares (as hereinafter defined), Phoenix Canada desires to purchase, and the Company desires to sell, the IBRD-Europe Shares on the terms and conditions set forth herein (the "Canada Acquisition"). The Company shall, immediately after the completion of the Canada

Acquisition, declare and pay a distribution to KAS in the amount equal to the cash proceeds received by the Company from the Canada Acquisition to KAS (the "KAS Dividend").

     D. Effective as of the business day immediately following the Canada Acquisition, Phoenix U.S. desires to purchase, and KAS desires to sell, all of the issued and outstanding common stock of the Company (the "IBRD-U.S. Shares") which will own all of the issued and outstanding common stock of IBRD Center for Clinical Research, Inc., a Delaware corporation, and 44% of the issued and outstanding stock of Kansas City Analytical Services, Inc., a Kansas corporation ("KCAS") on the terms and conditions set forth herein (the "U.S. Acquisition").

     E. The IBRD-Europe Shares and the IBRD-U.S. Shares are sometimes referred to hereinafter together as the "Shares." The Canada Acquisition and the U.S. Acquisition are sometimes referred to hereinafter together as the "Acquisitions."

     F. Phoenix Canada, Phoenix U.S., KAS, the Company, IBRD-Rostrum and Kuraya each desire to effect the Acquisitions and the other transactions contemplated by this Agreement on the terms and conditions set forth herein.


                                      TERMS

     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, intending to be legally bound, the parties hereby agree as follows (capitalized terms shall have the meanings ascribed to them in Article 14 hereof, unless otherwise indicated):

                                    ARTICLE 1

                           SALE AND PURCHASE OF SHARES

     1.1. SALE AND PURCHASE OF SHARES. On the terms and subject to the conditions set forth herein, on the Closing Dates, the Sellers hereby agree to sell to the Buyers, and the Buyers hereby agree to purchase from the Sellers, the Shares, as described herein.

          1.1.1. CANADA ACQUISITION - SALE AND PURCHASE OF IBRD-EUROPE SHARES. On the Canada Closing Date referred to in Section 2.1 below, the Company will sell and assign to Phoenix Canada, and Phoenix Canada will purchase and accept from the Company, the IBRD-Europe Shares.

          1.1.2. U.S. ACQUISITION - SALE AND PURCHASE OF IBRD-U.S. SHARES. On the U.S. Closing Date referred to in Section 2.1 below, KAS will sell and assign to Phoenix U.S., and Phoenix U.S. will purchase and accept from KAS, the IBRD-U.S. Shares.

     1.2. PURCHASE PRICE. As payment for the Shares indicated below, the Buyers shall pay the following amounts to the Sellers (in the aggregate, the "Purchase Price") in the manner indicated and at the dates and times set forth in Article 2 below:

          (a) to KAS for the IBRD-U.S. Shares an amount equal to:

               (1) Twenty-Eight Million Five Hundred Thousand Dollars (U.S. $28,500,000) LESS

               (2)  the IBRD-Europe Purchase Price, LESS

               (3)  The Net Debt Amount

The amount being paid in respect of the U.S. Acquisition is referred to herein as "U.S. Purchase Price"; and

          (b) to the Company Three Million Five Hundred Thousand Dollars ($3,500,000) for the IBRD-Europe Shares ("IBRD-Europe Purchase Price"), to be allocated among IBRD-U.K., IBRD-Germany and IBRD-France (based on their respective fair market values) in accordance with SCHEDULE 1.2, to be provided by Phoenix Canada not later than two (2) business days prior to the closing of the Canada Acquisition.

     1.3. EARN-OUT. In addition, at the date and time set forth in Section 2.4 below, the Buyers shall pay to KAS an amount equal to nine (9) times the dollar amount by which the 1998 EBITDA exceeds the 1998 EBITDA Target (the "Earn-Out Payment"). The Earn-Out Payment shall be considered additional U.S. Purchase Price for all purposes.


                                    ARTICLE 2

              CLOSINGS; EARN-OUT PAYMENT; PURCHASE PRICE ADJUSTMENT

     2.1. CLOSING DATE. Subject to the satisfaction of the conditions set forth in Articles 7 and 8 hereof, the closing of the Canada Acquisition under this Agreement (the "Canada Closing") will take place on the later of (x) January 20, 1998 (effective 11:59 P.M.) and (y) the second business day after the later of
(A) the day the waiting period under the HSR Act with respect to the U.S. Acquisition has passed or otherwise terminated, (B) the day all notices, consents and approvals from any Governmental Authority have been provided or obtained, or at such date as the parties shall mutually agree to in writing. The closing of the U.S. Acquisition under this Agreement (the "U.S. Closing") will take place the business day following the Canada Closing, at 8:00 A.M., effective on 11:59 P.M. of that day provided, however, that the contribution made by Phoenix U.S. in accordance with Section 7.8 hereof shall be deemed to be made at the beginning of the day immediately following the U.S. Closing. The Canada Closing and the U.S. Closing are sometimes referred to hereinafter together as the "Closings" or the "Closing Dates." The Closings shall take place at the offices of Sheppard, Mullin, Richter & Hampton LLP, 333 South Hope Street Los Angeles, California 90071, at 8:00 a.m., or at such place or time as the parties may mutually agree to in writing. The "Closing Date" shall refer to the date on which the U.S. Closing occurs. Notwithstanding anything to the contrary contained herein, (a) the Closings shall not occur until after each of the conditions set forth in Articles 7 and 8 hereof have been satisfied or waived by the relevant party, and
(b) in the event the U.S. Closing does not occur in accordance with this Agreement after the Canada Closing, Phoenix Canada and the Company each shall have the unconditional right to rescind the purchase and sale of the IBRD-Europe Shares, whereby Phoenix Canada would return the IBRD-Europe Shares to the Company and KAS would return the IBRD-Europe Purchase Price to Phoenix Canada.

     2.2. SELLERS' DELIVERIES.

          2.2.1. THE COMPANY'S DELIVERIES - CANADA CLOSING. At the Canada Closing the Company shall deliver:

          (a) to Phoenix Canada, certificates evidencing the IBRD-Europe Shares, duly endorsed for transfer to Phoenix Canada or accompanied by a stock power or assignment separate from certificate executed in favor of Phoenix Canada; and

          (b) such other documents, certificates and instruments as Phoenix Canada requests from the Company pursuant to the specific terms of this Agreement or as Phoenix Canada otherwise reasonably requests from the Company to effect completely the steps required to be taken by it at or before the Canada Closing in order to carry out the Transactions.

          2.2.2. KAS'S DELIVERIES - U.S. CLOSING. At the U.S. Closing, KAS shall deliver:

          (a) to Phoenix U.S. a certificate evidencing the IBRD-U.S. Shares, duly endorsed for transfer to Phoenix U.S. or accompanied by a stock power or assignment separate from certificate duly executed in favor of Phoenix U.S.;

          (b) the Escrow Agreement, duly executed by KAS and Kuraya; and

          (c) such other documents, certificates and instruments as the Buyers request from KAS pursuant to the specific terms of this Agreement or as the Buyers otherwise reasonably requests from KAS to effect completely the steps required to be taken by it at or before each Closing in order to carry out the Transactions.

     2.3. THE BUYERS' DELIVERIES.

          2.3.1. PHOENIX CANADA DELIVERIES - CANADA CLOSING. At the Canada Closing, Phoenix Canada shall deliver to the Company the portion of the IBRD-Europe Purchase Price by wire transfer in immediately available funds to an account designated in writing by the Company. The Company shall immediately after the completion of the Canada Closing declare and pay a distribution to KAS in respect of the IBRD-Europe Shares in the amount equal to the IBRD-Europe Purchase Price.

          2.3.2. PHOENIX U.S. DELIVERIES - U.S. CLOSING. At the U.S. Closing Phoenix U.S. shall deliver:

          (a) to the Escrow Agent an amount equal to Five Million Dollars (U.S. $5,000,000) (the "Escrow Amount") to be held in accordance with the Escrow Agreement to secure the Sellers' indemnification obligations under Article 10 hereof;

          (b) to KAS an amount equal to (1) the U.S. Purchase Price minus (2) the Escrow Amount in U.S. dollars by wire transfer of immediately available funds to an account designated in writing by KAS;

          (c) the Escrow Agreement, duly executed by the Buyers;

          (d) the Net Debt Amount as a loan or capital contribution by Phoenix U.S. in accordance with Section 7.8 below; and

          (e) such other documents, certificates and instruments as KAS requests from the Buyers pursuant to the specific terms of this Agreement or as KAS otherwise reasonably requests from the Buyers to effect completely the steps required to be taken by it at or before each Closing in order to carry out the Transactions.

     2.4. EARN-OUT.

          (a) As used herein, (i) "1998 EBITDA" means the combined earnings of the Company and the Subsidiaries before interest, taxes, depreciation and amortization, for the twelve month period ending December 31, 1998 and (ii) "1998 EBITDA Target" means

$3,000,000. The 1998 EBITDA shall be determined in accordance with GAAP, applied consistent with past practices of the Company; PROVIDED that to the extent included in the combined earnings of the Company and the Subsidiaries, excluding the effect of the following items:

          (i) the gain or loss from any sale, exchange or other disposition of assets other than in the ordinary course of business consistent with past practice;

          (ii) the gain or loss from the exchange of securities, or any increase or reduction in the carrying value of such securities, or any increase or reduction in the carrying value of such securities;

          (iii) any extraordinary gain or loss or expense;

          (iv) any expenses directly or indirectly incurred in connection with the acquisition or the financing of the acquisition of the Company or the Subsidiaries;

          (v) any gain, loss, income or expense resulting from a change in the Company's accounting methods, principles or practices or a change in GAAP or any GAAP election or treatment not made or utilized by the Company in its financial statements for the year ended December 31, 1996 or subsequently adopted by the Company prior to the date hereof;

          (vi) intercompany allocations of general overhead and other charges not directly related to the operations of the Company and the Subsidiaries, or that are charges in excess of amounts that would otherwise have been incurred on an arms-length basis between the Company or any Subsidiary and Buyer or any Affiliate thereof;

          (vii) any costs or expenses (including payments under the Company's Phantom Stock Plan) caused by or arising out of the Company's Phantom Stock Plan; and

          (viii) any gain, loss, income or expense associated with KCAS.

          During calendar year 1998, the Buyers will operate the Company and its Subsidiaries in a manner reasonably consistent with the past practice of the business as conducted prior to the Closing Date. During such period, the Buyers shall not divert existing customers of the business conducted by the Company and its Subsidiaries to other Phoenix affiliates.

          (b) By March 31, 1999, Buyer shall have prepared and delivered to Seller the Company's consolidated balance sheet and income statements for the year ending

December 31, 1998 (the "EBITDA Financial Statements") which statements shall have been prepared in accordance with GAAP (including footnotes and other disclosures required by GAAP), applied consistent with past practices of the Company, along with a statement setting forth in reasonable detail the computation of 1998 EBITDA, including identification of all excluded items and adjustments and all necessary back up calculations. Buyer shall promptly provide to Seller all information which Seller shall reasonably request in connection with preparation of the EBITDA Financial Statements. Except as otherwise provided in subparagraph (d) below, Buyer shall deliver the Earn-Out Payment to Seller no later than April 30, 1999.

          (c) Buyer's calculation of 1998 EBITDA shall be used in determining the Earn-Out Payment unless, within thirty (30) days following Seller's receipt of the EBITDA Financial Statements, Seller has given Buyer notice (the "EBITDA Dispute Notice") that Seller disputes Buyer's calculation, which notice shall set forth in reasonable detail the exclusions or calculations being disputed in good faith. In the event an EBITDA Dispute Notice is timely given to Buyer, Seller and Buyer shall have fifteen (15) days to resolve the dispute and if not resolved, the dispute shall be submitted to a nationally recognized "Big Six" accounting firm or its successor (other than auditors used by Seller or Buyer or any Affiliate of either within the past three (3) years, or their successors) chosen by lot (the "EBITDA Arbitrator") which shall be instructed to arbitrate such disputed item(s) and determine 1998 EBITDA within thirty (30) days. The fees and expenses of the EBITDA Arbitrator shall be borne equally by Buyer and Seller. The resolution of disputes by the EBITDA Arbitrator shall be set forth in writing and shall be conclusive and binding upon and non-appealable by the parties, and the determination of 1998 EBITDA shall become final upon the date of such resolution, and may be entered as a final judgment in any court of proper jurisdiction.

          (d) If an EBITDA Dispute Notice has been delivered in accordance with subparagraph (c) above and the dispute has not been resolved by the Earn-Out due date, (a) the amount not in dispute shall be paid as required hereunder, and (b) the amount, if any, required to be paid as an adjustment shall be paid by Buyer or Seller, as applicable, no later than 10 days after the dispute is resolved, which amount shall bear interest, from May 1, 1999 until paid, at the rate equal to the lower of (i) the maximum rate permitted by Applicable Law or (ii) two percent (2%) plus the Prime Rate of Bank of Canada on May 1, 1999. In addition, in the event that Buyer has not delivered an EBITDA Dispute Notice in accordance with subparagraph (c) above, the amount required to be paid by Buyer pursuant to
Section 1.3 hereof shall bear interest, from May 1, 1999 until paid, at the rate described in the previous sentence.

          (e) All payments required to be made in respect of the Earn-Out Payment shall be made by cashier's check or wire transfer of immediately available funds to an account designated by the payee.

          (f) For purposes of determining the Earn-Out, in the event that, prior to January 1, 1999, Phoenix U.S. or Phoenix Canada (i) terminates any operation of the

Company or any Subsidiary, (ii) sells assets, except in the ordinary course of business, of the Company or any Subsidiary or (iii) sells a controlling interest in the Company or any Subsidiary or merges the Company or any Subsidiary with any other Person (other than an Affiliate) (each such transaction an "Earn-Out Restricted Transaction"), then the 1998 EBITDA shall equal (x) the annualized 1998 EBITDA for such business or assets sold (the "Divested Operations") based on the 1998 EBITDA for the period beginning on January 1, 1998 through the last day of the month prior to the closing of such Earn-Out Restricted Transaction (the "Reference Period") PLUS (y) the 1998 EBITDA contributed by the remainder of the Company and Subsidiaries.

     2.5. NET DEBT ADJUSTMENT.

          2.5.1. PRELIMINARY EARNED CASH CERTIFICATE. As soon as practicable and in any event not later than five (5) business days prior to the U.S. Closing, KAS will prepare and deliver to Phoenix U.S. a certificate setting forth the Earned Cash of the Company and its Subsidiaries as of December 31, 1997 (or as of the end of the month prior to the Closing Date if the Closing occurs after January 31, 1998) (the "Preliminary Earned Cash"), and shall also include a calculation of the Net Debt Amount as of December 31, 1997 (or as of the end of the month prior to the Closing Date) (the "Preliminary Earned Cash Certificate"). "Earned Cash" means at any particular date, the amount of cash that would be on hand which is not subject to a corresponding liability, determined in accordance with the Company's historical revenue recognition policies as currently applied to each of the contracts of the Company and any Subsidiary as set forth on SCHEDULE 3.6 (the "Company Policies") and equal to:
(x) the amount of cash reflected on the consolidated balance sheet of the Company and its Subsidiaries minus the sum of (y) the amount of cash representing customer deposits for services not yet performed by the Company or a Subsidiary and (z) the amount of cash representing advanced payments of reimbursable costs, with respect to which revenue should not be recognized other than in accordance with the Company Policies.

          2.5.2. NET DEBT ADJUSTMENT. As soon as practicable following the Closing Date, but not later than ninety (90) days thereafter, Ernst & Young LLP (the "Buyers' Accountant") shall prepare and deliver a certificate proposing the final amount of Earned Cash of the Company and its Subsidiaries as of the Closing Date utilizing the Company Policies, and a calculation of the Net Debt Amount as at such date (the "Earned Cash Certificate"). Deloitte & Touche LLP (the "Sellers' Accountant") shall review the Final Earned Cash Certificate. In the event Buyers' Accountant and Sellers' Accountant cannot agree on the final amount of Earned Cash and the final Net Debt Amount the matter shall be submitted to the EBITDA Arbitrator. The EBITDA Arbitrator shall review the proposed Final Earned Cash Certificate and shall independently verify the accuracy and completeness thereof and shall make such adjustments thereto as it, in its independent judgment, believes appropriate to make such Final Earned Cash Certificate fairly reflect the amount of Earned Cash available on the U.S. Closing Date utilizing the Company Policies. If the Earned Cash as reflected on the Earned Cash Certificate (agreed by the Sellers' Accountant and Buyers' Accountant or determined by the EBITDA Arbitrator) is less than the Preliminary Earned Cash, then KAS shall pay in cash to Phoenix U.S. the amount of the difference (the "Net Debt Adjustment") which shall be treated as a reduction in the U.S. Purchase Price. If the Earned Cash or the Final Earned Cash Certificate is more than the amount of Earned Cash set forth on the Preliminary Earned Cash Certificate, then Phoenix U.S. will pay in cash to KAS the amount of the difference as additional U.S. Purchase Price. The payment, if any, to be made under this Section 2.5.2 shall be made, without interest thereon, within five
(5) business days after delivery of the Final Earned Cash Certificate by the Buyers' Accountant to the Parties. The fees and expenses of the Buyers' Accountant in connection with the audit shall be paid by the Buyers, the fees and expenses of the Sellers' Accountants shall be paid by the Sellers, and the Buyers and Sellers shall each pay one half of the fees of the EBITDA Arbitrator.


                                    ARTICLE 3

                REPRESENTATIONS AND WARRANTIES OF KAS AND KURAYA

     Except as otherwise set forth in any Disclosure Schedule (it being understood and agreed that (a) any item disclosed in a Disclosure Schedule in reference to any particular Section hereof will be deemed to be disclosed for purposes of another Section hereof, even if there is no express cross-reference, so long as such disclosure is made with such specificity that no other explanation or additional information is necessary for a reasonable person to determine that such disclosed item also represents an exception to a representation or warranty contained in such other Section; and (b) the specification of any dollar amount in the representations and warranties contained herein or the inclusion of any specific item in any Disclosure
Schedule is not intended to imply that such amounts or higher or lower amounts, or the items so included or other items, are or are not material). KAS and Kuraya, jointly and severally, hereby represent and warrant to the Buyers as follows:

     3.1. ORGANIZATION AND STANDING. Each of KAS, the Company, each Subsidiary, and to the Knowledge of KAS, each of KCAS and Bath (a) is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation as set forth in SCHEDULE 3.1; (b) has all necessary corporate power and authority to carry on its business as it is now being conducted and to own, lease, license or use the properties and assets that it purports to own, lease, license or use; and (c) is duly qualified as a foreign entity in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except, solely as to Bath and KCAS, where the failure to qualify could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     3.2. AUTHORITY. Each of KAS, Kuraya, IBRD-Rostrum and the Company has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction

Document to which it is a party and to perform its respective obligations hereunder and thereunder. This Agreement has been, and each Transaction Document to which it is a party will be prior to the Closing, duly authorized, executed and delivered by each of KAS, Kuraya, IBRD-Rostrum and the Company, and (assuming the due authorization, execution and delivery by the Buyers) this Agreement constitutes, and each Transaction Document to which it is a party when so executed and delivered will constitute, legal, valid and binding obligations of each of KAS, Kuraya, IBRD-Rostrum and the Company enforceable against each of KAS, Kuraya, IBRD-Rostrum and the Company in accordance with their terms except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar law affecting enforcement of creditors' rights generally, and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     3.3. NO VIOLATION OF LAW. The execution and delivery by each of KAS, Kuraya, IBRD-Rostrum and the Company of this Agreement and each Transaction Document to which it is a party, and the performance by each of KAS, Kuraya, IBRD-Rostrum and the Company of its respective obligations hereunder or thereunder, does not and will not:

          (a) violate any provision of the Certificate of Incorporation (or other similar charter instrument) or Bylaws of KAS, Kuraya, IBRD-Rostrum, the Company, any Subsidiary or, to the Knowledge of KAS, KCAS or Bath;

          (b) except as set forth in SCHEDULE 3.3(B), (i) violate any provision of Applicable Law relating to KAS, Kuraya, IBRD-Rostrum, the Company, any Subsidiary or, to the Knowledge of KAS, KCAS or Bath; (ii) violate any provision under any Court Order, arbitration award, judgment or decree to which KAS, Kuraya, IBRD-Rostrum, the Company or any Subsidiary or, to the Knowledge of KAS, KCAS or Bath is subject; and (iii) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority; or

          (c) except as set forth in SCHEDULE 3.3(C), (i) require a consent, approval or waiver from, or notice to, any party to a Contract or (ii) result in a breach of or cause a default under any provision of a Contract; except, solely as to KCAS and Bath, where such violation, registration, filing, notice, consent, approval, order, qualification or waiver would not in the aggregate have a Material Adverse Effect.

     3.4. CAPITALIZATION. The total authorized capital stock of the Company consists solely of Ten Thousand (10,000) shares of common stock, $.01 par value per share, one (1) of which is issued and outstanding. All issued and outstanding shares of the Company's common stock are validly issued, fully paid and nonassessable and were acquired by KAS pursuant to an exemption from the registration requirements of federal and state securities laws. Except as set forth in SCHEDULE 3.4, there are no outstanding (a) securities convertible into or exchangeable for any capital stock of the Company; (b) options, warrants or other rights to purchase or subscribe to capital stock of the Company or securities convertible into or exchangeable for stock of the Company; or (c) contracts, commitments, agreements, understandings, arrangements, calls, demands or claims of any kind relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights; in each instance other than those, if any, as set forth in SCHEDULE 3.4. KAS is the sole record and beneficial owner of the IBRD-U.S. Shares, free and clear of all liens, encumbrances, charges, adverse claims and restrictions (other than restrictions of general applicability imposed by federal or state securities laws). Prior to the Liquidation, IBRD-Rostrum was the sole record and beneficial owner of all of the issued and outstanding capital stock of each of IBRD-U.K., IBRD-France and IBRD-Germany, in each case, free and clear of all liens, encumbrances, charges, adverse claims and restrictions (other than restrictions of general applicability imposed by federal or state securities laws). All options, warrants or rights set forth in SCHEDULE 3.4 were issued in compliance with Applicable Law. SCHEDULE 3.4 sets forth the sole record and beneficial owners of all of such options, warrants or rights.


     3.5. SUBSIDIARIES.

          (a) The total authorized capital stock of each Subsidiary consists of the number and type of shares of capital stock set forth under Column II of SCHEDULE A opposite the name of such Subsidiary. The number of shares of each Subsidiary that is issued and outstanding is set forth under Column III of SCHEDULE A opposite the name of such Subsidiary. All issued and outstanding shares of each Subsidiary's capital stock are validly issued, fully paid and nonassessable and were acquired by the Company or a Subsidiary pursuant to an exemption from the registration requirements of federal and state securities laws. Each of the IBRD-Europe Shares was issued by the respective IBRD-Europe Subsidiary to IBRD-Rostrum (and will have been issued to the Company upon completion of the Liquidation of IBRD-Rostrum) in compliance with Applicable Law. Except as set forth in SCHEDULE 3.5, there are no outstanding (a) securities convertible into or exchangeable for any capital stock of any Subsidiary; (b) options, warrants or other rights to purchase or subscribe to capital stock of any Subsidiary or securities convertible into or exchangeable for capital stock of any Subsidiary; or (c) contracts, commitments, agreements, understandings, arrangement, calls, demands, or claims of any kind relating to the issuance of any capital stock of any Subsidiary, any such convertible or exchangeable securities or any such options, warrants or rights; in each instance other than those, if any, created by the Buyers. Except as set forth in
SCHEDULE 3.5, the Company directly or indirectly owns beneficially and of record all of the issued and outstanding capital stock of each Subsidiary, in each case free and clear of all liens, encumbrances, charges, adverse claims and restrictions (other than restrictions of general applicability imposed by federal or state securities laws). Except as set forth in SCHEDULE 3.5, the Company does not, directly or indirectly, own any stock or other equity interest in any other Person. All options, warrants or rights set forth in SCHEDULE 3.5 were issued in compliance with Applicable

Law. SCHEDULE 3.5 sets forth the sole record and beneficial owners of all of such options, warrants or rights.

          (b) Except as set forth in SCHEDULE 3.5 hereto, to the Knowledge of
KAS: (i) the total authorized capital stock of KCAS consists of the number and type of shares of capital stock set forth under Column II of SCHEDULE A; (ii) the number of shares of KCAS that are issued and outstanding is set forth under Column III of SCHEDULE A; (iii) all issued and outstanding shares of each of KCAS' and Bath's capital stock held by the Company or any Subsidiary are validly issued, fully paid and nonassessable and were acquired by the Company or a Subsidiary, as applicable, pursuant to an exemption from the registration requirements of federal and state securities laws; (iv) there are no outstanding
(a) securities convertible into or exchangeable for any capital stock of KCAS;
(b) options, warrants or other rights to purchase or subscribe to capital stock of KCAS or securities convertible into or exchangeable for capital stock of KCAS; or (c) contracts, commitments, agreements, understandings, arrangement, calls, demands or claims of any kind relating to the issuance of any capital stock of KCAS, any such convertible or exchangeable securities or any such options, warrants or rights; in each instance other than those, if any, created by the Buyers; (v) the Company directly or indirectly owns beneficially and of record that number of issued and outstanding capital stock of, KCAS as set forth in SCHEDULE A, and of Bath, in each case free and clear of all liens, encumbrances, charges, adverse claims and restrictions (other than restrictions of general applicability imposed by federal or state securities laws); (vi) all options, warrants or rights set forth in SCHEDULE 3.5 in respect of KCAS were issued in compliance with Applicable Law; and (vii) SCHEDULE 3.5 sets forth the sole record and beneficial owners of all of such options, warrants or rights in respect of KCAS.

     3.6. FINANCIAL STATEMENTS. KAS has delivered to the Buyers: (a) the Company's audited consolidated balance sheets dated December 31, 1996 (the "Company Audited Balance Sheet"), December 31, 1995 and December 31, 1994, including the notes thereto, and the related audited consolidated statements of income and retained earnings and cash flow for each of the fiscal years then ended, together with the report thereon of Deloitte Touche Tohmatsu independent certified public accountants (collectively, the "Company Year-End Financial Statements"); and (b) the Company's unaudited consolidated interim balance sheet (the "Company Interim Balance Sheet") dated September 30, 1997 (the "Company Interim Balance Sheet Date") and the related unaudited consolidated statements of income and retained earnings and cash flow for the nine-month period ended on the Company Interim Balance Sheet Date (collectively, the "Company Interim Financial Statements," and together with the Company Year-End Financial Statements, the "Company Financial Statements"). Except as set forth in SCHEDULE 3.6, the Company Financial Statements (a) are correct and complete and in accordance with the books and records of the Company; (b) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby; and (c) fairly reflect the financial position of the Company and the Subsidiaries on a consolidated basis as of the respective dates thereof and the results of operations and changes in stockholders' equity and cash flow for the periods then ended, subject in the case of the Company

Interim Financial Statements, to normal recurring year-end adjustments, none of which will be material, and the absence of notes.

     For purposes of financial presentation, the Company recognizes net revenue from its contracts as set forth in SCHEDULE 3.6.

     The Company backlog (calculated based on fee payments anticipated to be received under letters of intent and legally binding written agreements for the provision of contract research to third parties) ("Backlog") as of September 30, 1997 was as described in SCHEDULE 3.6, as certified by the Company's principal financial officer.

     3.7. BOOKS AND RECORDS. All material books of account of the Company and each Subsidiary and other financial records prepared by or on behalf of the Company or any Subsidiary (the "Books and Records") are complete and correct in all respects and fairly reflect in reasonable detail its assets, liabilities and transactions and, where applicable, are in accordance with GAAP (except as otherwise stated therein). Except as set forth in SCHEDULE 3.7, all of the Books and Records have been prepared and maintained in accordance with good business practices and, where applicable, in conformity with GAAP (except as otherwise stated therein) and are in compliance in all respects with Applicable Law.

     3.8. ACCOUNTS RECEIVABLE. Except as set forth in SCHEDULE 3.8, all of the accounts and notes receivable of the Company and each Subsidiary as set forth on the Company Audited Balance Sheet or arising since the date thereof (including all of the accounts receivable listed in SCHEDULE 3.8A) (a) are valid and genuine; (b) have arisen only in the ordinary course of business; and (c) except to the extent of any reserves with respect thereto are not subject to valid defenses, set-offs or counterclaims and have been (or will be in the ordinary course of business) billed. SCHEDULE 3.8A sets forth a true, correct and complete list of all accounts receivable as of December 18, 1997 (in respect of IBRD-U.K., IBRD-France and IBRD-Germany) and December 19, 1997 (in respect of the Company and the U.S. Subsidiary). The allowance for doubtful accounts reflected on the Company Audited Balance Sheet and Company Interim Balance Sheet has been determined in accordance with GAAP. Except as set forth in SCHEDULE 3.8 KAS does not know of any facts or circumstances (other than general economic conditions) that are likely to result in any material increase in the uncollectibility of such accounts and notes receivable in excess of any allowance therefor set forth on the Company Interim Balance Sheet.

     3.9. NO UNDISCLOSED LIABILITIES. Except as set forth in SCHEDULE 3.9, neither the Company nor any Subsidiary has any liabilities, debts or obligations (whether due or to become due, absolute, accrued, contingent, matured or unmatured), other than those that (a) are disclosed or reserved against on the Company Interim Balance Sheet; (b) have been incurred in the ordinary course of business since the Company Interim Balance Sheet Date; or (c) are disclosed in a

Disclosure Schedule. Except as set forth in SCHEDULE 3.9, neither the Company nor any Subsidiary is obligated in respect of any Liability of KCAS or Bath.

     3.10. INSURANCE. SCHEDULE 3.10 lists all policies or binders of insurance held by or on behalf of the Company and each Subsidiary, specifying with respect to each policy the insurer, the amount of the coverage (as reflected on the declarations page thereon), the type of insurance, the expiration date, the policy number and any pending claims thereunder, including all insurance policies that, to the Knowledge of Seller, have been maintained by any other Person that may provide any coverage with respect to any Environmental Losses. All such policies are in full force and effect. There is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder. Except as set forth in
SCHEDULE 3.10, there is no notice of nonrenewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by the Company or any Subsidiary within the past twelve (12) months.

     3.11. ABSENCE OF CERTAIN CHANGES. Except as set forth in SCHEDULE 3.11, since December 31, 1996 the Company and each Subsidiary has conducted its operations in the ordinary course and there has not occurred any event that, individually or in the aggregate, has had, or reasonably could be expected to have, a Material Adverse Effect, and neither the Company nor any Subsidiary has taken any action or agreed to take any action that, if taken after the date hereof would constitute a breach of Section 5.2 hereof.

     3.12. COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 3.12 the Company and each Subsidiary has complied with, and is in compliance with, all Applicable Law, except for any noncompliance that would not have a Material Adverse Effect.

     3.13. GOVERNMENTAL PERMITS. The Company and each Subsidiary has all Governmental Permits of federal, state or local governmental or regulatory bodies that are required to operate their respective businesses (including, without limitation, those required under any Environmental Law or FDA law) and the Company and each Subsidiary is in compliance with the terms and conditions of the Governmental Permits. SCHEDULE 3.13 sets forth a correct and complete list of all Governmental Permits along with their expiration dates, each one of which is currently valid and in full force. The Company and each Subsidiary has filed such timely and complete renewal applications as may be required with respect to its Governmental Permits. No suspension, revocation, cancellation or withdrawal of any of the Governmental Permits has been filed or, to the Knowledge of KAS, is threatened and no cause exists for such suspension, revocation, cancellation or withdrawal. Any Governmental Permits that cannot be transferred in connection with the Transactions are identified in SCHEDULE 3.13.

     3.14. TAXES AND TAX RETURNS.

          (a) The Company and each of its Subsidiaries has duly and timely filed all tax returns required by Applicable Law including all information returns, schedules, forms or other certificates (the "Tax Returns"), and each such Tax Return as amended (if amended prior to November 27, 1997) is true, accurate and complete. The Company and each of its Subsidiaries has paid in full all Taxes for the period covered by such Tax Returns. All Taxes for the period ending on the Closing Date and which are not yet due and payable will have been withheld or reserved for on the Books and Records of the Company and its Subsidiaries, in accordance with GAAP on a consistent basis, or, to the extent that they relate to periods on or prior to the date of the Company Audited Balance Sheet, are reflected as a liability thereon.

          (b) The Company and each of its Subsidiaries has complied with the requirements of all Applicable Law relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Section 1441 and 1442 of the Code, or similar provisions under any foreign Applicable
Law) and have, within the time and in the manner prescribed by Applicable Law, withheld from employee wages and paid over, in a timely manner, to the proper taxing authorities all amounts required to be so withheld and paid over under Applicable Law.

          (c) No deficiency for any Taxes has been asserted or assessed against the Company or any of its Subsidiaries that has not been resolved and paid in full or fully reserved for and identified on the Company Audited Balance Sheet and, no deficiency for any Taxes has been proposed in writing to the Company or is otherwise known to the Company that has not been fully reserved for and identified on the Company Audited Balance Sheet. Neither the Company nor any of its Subsidiaries has received any outstanding and unresolved notices from the IRS or any other taxing authority of any proposed examination or of any proposed change in reported information relating to the Company or any such Subsidiary. Except as set forth in SCHEDULE 3.14 (which sets forth the nature of the proceeding, the type of Tax Return, the deficiencies proposed or assessed and the amount thereof, and the taxable year in question), no Action or audit or similar foreign proceedings is pending with regard to any of the Company's or any of its Subsidiaries' Taxes or Tax Returns.

          (d) No waiver or comparable consent given by the Company or any of its Subsidiaries regarding the application of the statute of limitations with respect to any Taxes or Tax Returns is outstanding, nor, to the Knowledge of KAS, is any request for any such waiver or consent pending.

          (e) There are no liens or encumbrances of any kind for Taxes upon any assets or properties of the Company or any of its Subsidiaries other than for Taxes not yet due and payable.

          (f) Neither the Company nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed.

          (g) The Company and certain of its Subsidiaries are a party to an agreement dated December 15, 1992 providing for the allocation or sharing of Taxes (the "Tax Sharing Agreement") and no other arrangements, whether or not in writing exist concerning the sharing of tax cost or benefits.

          (h) Neither of the Company nor any of its Subsidiaries has made any election under Section 341(f) of the Code.

          (i) Neither the Company nor any of its Subsidiaries has agreed to make, nor is any of them required to make, any adjustment under Section 481(a) of the Code for any period ending after the Closing Date by reason of a change in accounting method or otherwise and neither the Company nor any of its Subsidiaries has any knowledge that the IRS has proposed such adjustment or change in accounting method.

          (j) None of the assets of the Company or any of its Subsidiaries is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code.

          (k) Neither the Company nor any of its Subsidiaries is a party to any venture, partnership, contract, agreement, understanding or arrangement under which it could be treated as a partner for federal income tax purposes.

          (l) Other than in respect of a period for which a Tax is not yet due, no state of facts exists or has existed that would constitute grounds for the assessment of any Tax liability with respect to a period that has not been audited by any Governmental Authority.

          (m) Except as provided in SCHEDULE 3.14, no power of attorney has been granted by the Company or any of its Subsidiaries with respect to any matter relating to Taxes that is currently in force.

          (n) Neither the Company nor any of its Subsidiaries is or has been a United States real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

          (o) Neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement that would, nor will the execution of and performance of this

Agreement, result in the payment of any "excess parachute payment" within the meaning of Section 280G of the Code.

          (p) All transactions that could give rise to an understatement of federal income tax (within the meaning of Section 6662 of the Code or any predecessor provision thereof) have been adequately disclosed on the Tax Returns required in accordance with Section 6662(d)(2)(B) of the Code or any predecessor provision thereto.

          (q) No election under Code Section 338 (or any predecessor provisions) has been made by or with respect to the Company or any of its Subsidiaries or any of their respective assets or properties.

          (r) No indebtedness of the Company or any of its Subsidiaries is "corporate acquisition indebtedness" within the meaning of Code Section 279(b).

          (s) The additional representations and warranties set forth on ATTACHMENT A apply with respect to IBRD-U.K. and its Subsidiaries.

     3.15. CONTRACTS. SCHEDULE 3.15 sets forth all of the following (collectively, the "Contracts"):

          (a) written or unwritten contracts, agreements or understandings between the Company or any Subsidiary and any current or former officer, director or employee thereof;

          (b) notes, mortgages, indentures and other agreements and instruments for money borrowed in excess of $100,000 and guarantees of third-party obligations of $100,000 or more entered into by or binding on the Company or any Subsidiary;

          (c) joint venture or partnership agreements to which the Company or any Subsidiary is a party;

          (d) real property leases to which the Company or any Subsidiary is a party;

          (e) personal property leases to which the Company or any Subsidiary is a party involving total future payments in excess of $100,000;

          (f) written or unwritten contracts, agreements or understandings to which the Company or any Subsidiary is a party containing covenants of the Company or any Subsidiary not to compete in a line of business or with a Person;

          (g) contracts granting or permitting any Encumbrances with respect to any assets, rights or capital stock of the Company or any Subsidiary;

          (h) contracts, licenses or distributorships that relate in whole or in part to any Intellectual Property or Software;

          (i) representative, sales agency, dealer or distributor contracts;

          (j) other written or unwritten contracts, agreements, understandings or offers (which if accepted by the other party would be binding upon the parties thereto) involving an estimated total future payment or payments or liability, individually or, with respect to a group of related written contracts with a single third party, taken as a whole, in excess of $100,000 to or by the Company or any Subsidiary;

          (k) employment or consulting agreements;

          (l) bonus, profit-sharing, compensation, stock option, severance, pension, retirement, accrued vacation pay, group insurance, welfare arrangements or other plans, agreements, trusts or arrangements for the benefit of employees; or

          (m) any other material contracts not made in the ordinary course of business.

     Except as disclosed in SCHEDULE 3.15(B), (i) each of the Contracts listed in SCHEDULE 3.15(A) is valid and enforceable in accordance with its terms, (ii) the Company or the applicable Subsidiary, and to the Knowledge of Seller, the other party(ies) to such Contract are in compliance with the provisions thereof, and are not in default in the performance, observance or fulfillment of any material obligation, covenant or condition contained therein, and no event has occurred that would constitute a Default by the Company or a Subsidiary, or to the Knowledge of Seller, the other party thereto, (iii) no Contract contains any contractual requirement within which there is a reasonable likelihood the Company or any Subsidiary or, to the Knowledge of Seller, any other party thereto will be unable to comply, (iv) no advance payments have been received by the Company or any Subsidiary by or on behalf of any party to any such Contracts for services to be rendered or products to be delivered to such party following the Closing Date, (v) no consent or approval of any party to such Contracts is required for the execution, delivery, consummation and performance of this Agreement, (vi) neither KAS nor any Affiliates of KAS other than the Company and its Subsidiaries is a party to any such Contracts or is entitled to any benefits thereof.

     All Contracts (i) have been entered into in the ordinary course of business consistent with past practices; (ii) have been priced in the ordinary course of business consistent with past practice; and (iii) when entered into (including, without limitation, when change orders and extensions were given) provide for operating profit margins which in the aggregate are consistent with past practice.

     Neither the Company nor any Subsidiary has diverted, or will divert, revenue or earnings on a particular contract to Kuraya, IBRD-Japan or any Affiliate of either organized under the laws of Japan.

     3.16. PERSONAL PROPERTY. The Company and the Subsidiaries have good and marketable title to all of their properties and assets, including the property and assets reflected on the Company Interim Balance Sheet (except as since sold or disposed of in the ordinary course of business), free and clear of Encumbrances, except (a) as set forth in SCHEDULE 3.16; and (b) for any Encumbrance, that would not have a Material Adverse Effect.

     3.17. REAL PROPERTY. Neither the Company nor any Subsidiary owns any real property. SCHEDULE 3.17 sets forth an accurate, correct and complete list of all Leased Real Property, including the street address thereof. The Company or a Subsidiary has been in peaceable possession of the Leased Real Property since the commencement of the original term of the applicable lease thereon, and has performed all material obligations required to be performed by it to date under such lease. Neither the leases identified in SCHEDULE 3.15 nor the leasehold interest of the Company or any Subsidiary with respect to such Leased Real Property is subject to any Encumbrances granted by the Company or Subsidiary or, to the Knowledge of KAS, any third party, except as set forth in SCHEDULE 3.15.

     3.18. INTELLECTUAL PROPERTY.

          (a) SCHEDULE 3.18 sets forth a correct and complete list and description of all Intellectual Property and all Software owned by or licensed to the Company or any Subsidiary and used directly, in whole or in part, in and material to the business of the Company or any Subsidiary, and indicates whether such Intellectual Property and Software is owned or licensed by the Company or any Subsidiary. Except as set forth in SCHEDULE 3.18, the Company or a Subsidiary owns or licenses all material Intellectual Property and Software used directly, in whole or in part, in the business of the Company or any Subsidiary.

          (b) Except as set forth in SCHEDULE 3.18, either the Company or a Subsidiary owns or is licensed to use or otherwise possesses legally enforceable rights to use all trademarks, service marks, trade names, patents (other than patents that have expired), patent applications and copyrights used in and material to the Company's or a Subsidiary's business as currently conducted. Except as disclosed in SCHEDULE 3.18, neither the Company nor any Subsidiary is infringing on any Person's intellectual property rights.

     3.19. LABOR AND EMPLOYMENT MATTERS. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or currently negotiating any collective bargaining agreement. Except as set forth in SCHEDULE 3.19 or for events that occur after the date hereof in a manner not prohibited by this Agreement, (a) there is no labor strike, slowdown, work stoppage or lockout pending or, to the Knowledge of KAS, threatened against or affecting the Company or any Subsidiary and, during the past five (5) years, there has not been any such action; (b) there are no union claims to represent the employees of the Company or any Subsidiary; and (c) neither the Company nor any Subsidiary is a party to or bound by any collective bargaining or similar agreement with any labor organization.

     3.20. EMPLOYEE LICENSES. (a) Each employee of the Company or any Subsidiary who is practicing as a physician, nurse or pharmacist is identified in SCHEDULE 3.20, (b) each such employee is duly licensed and in good standing to practice as a physician, nurse or pharmacist, as the case may be, in each jurisdiction in which such employee renders services for or on behalf of the Company or any Subsidiary where such licensure and standing is required by Applicable Law in order for such person to render such services, (c) none of such employees is or has been subject to any claim in connection with his or her practice as a physician, nurse or pharmacist while employed by the Company or the Subsidiary, as the case may be, and (d) no fact or occurrence exists, which is likely to give rise to the revocation of any such license.

     3.21. NON-COMPETITION. SCHEDULE 3.21 sets forth a true and complete list of each employee of the Company or any Subsidiary that has signed non-compete covenants in favor of the Company or the Subsidiary, as the case may be.

     3.22. EMPLOYEE BENEFIT PLANS.

          (a) SCHEDULE 3.22 contains a current, correct and complete list of each Employee Benefit Plan maintained by, or under which, the Company or any Subsidiary has any Liability, whether actual or contingent, to employees of the Company or any Subsidiary or their respective beneficiaries, former employees of the Company or any Subsidiary or their respective beneficiaries, or otherwise in connection with the business of the Company or any Subsidiary.

          (b) Except as set forth in SCHEDULE 3.22, all Employee Benefit Plans conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all time been administered and operated) in material compliance with, the requirements of ERISA, the Code and/or all other Applicable Law. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all such Employee Benefit Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving any of the Employee Benefit Plans subject to ERISA, that could subject the Company or any Subsidiary to any material penalty or tax imposed under the Code or ERISA.

          (c) Except as set forth in SCHEDULE 3.22, any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified or an application for such determination is pending. Any such determination that has been obtained remains in effect and has not been revoked, and with respect to any application that is pending, KAS has no reason to suspect that such application for determination will be denied. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any such Employee Benefit Plan.

          (d) The Company and the ERISA Affiliates do not sponsor or contribute to, and have not in the past sponsored or contributed to, and have no Liability with respect to, any defined benefit plan subject to Title IV of ERISA or any multi-employer plan (as defined in Section 3(37) of ERISA). Neither the Company nor any ERISA Affiliate has any current or contingent obligation to any multi-employer plan (as defined in Section 3(37) of ERISA). The Company and the Subsidiaries do not have any Liability with respect to any employee benefit plan or arrangement other than with respect to the Employee Benefit Plans listed in
SCHEDULE 3.22.

          (e) There are no pending or, to the Knowledge of KAS, threatened claims by or on behalf of any such Employee Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any such Employee Benefit Plans, alleging any violation in respect of such Employee Benefit Plans of ERISA or any other Applicable Laws or regulations, or claiming benefit payments (other than those made in the ordinary operation of such plans), nor is there, to the Knowledge of KAS, any basis for such claim. Except as set forth in SCHEDULE 3.22, such Employee Benefit Plans are not the subject of any pending (or to the Knowledge of KAS, any threatened) investigation or audit by the Internal Revenue Service, the U.S. Department of Labor or the Pension Benefit Guaranty Corporation or any similar regulatory agency, foreign or domestic.

          (f) The Company and each Subsidiary has timely made all required payments and contributions under the Employee Benefit Plans including the payment of all insurance premiums. All such payments and contributions have been deducted fully to the extent permitted by Applicable Law by the Company or a Subsidiary for federal income tax purposes. Such deductions have not been challenged or disallowed by any Governmental Entity and KAS has no reason to believe that such deductions are not properly allowable. There have been no accumulated funding deficiencies (as defined in Section 412 of the Code or Section 302 of ERISA) with respect to any Employee Benefit Plan and no request for a waiver from the Internal Revenue Service with respect to any minimum funding requirement under Section 412 of the Code. The Company and each Subsidiary has not incurred any Liability for any tax, excise tax, penalty or fee with respect to any Employee Benefit Plan, and no event has occurred and no circumstance exists or has existed that could give rise to any such Liability.

          (g) Except as set forth in SCHEDULE 3.22, the execution of and performance of the Transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) result in any payment, acceleration, vesting or increase in benefits with respect to any employee or former employee of the Company or any Subsidiary.

          (h) Neither the Company nor any Subsidiary maintains any plan or arrangement that provides post retirement medical benefits, post retirement death benefits or other post retirement welfare benefits, other than to the extent required by Part 6 of Title I of ERISA.

          (i) Neither the Company nor any Subsidiary maintains or contributes to, nor has maintained or contributed to any "welfare benefit fund" (within the meaning of Section 419 of the Code).

          (j) Any Employee Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies and has been administered in material respects in accordance with all of the applicable requirements of
Section 4980B of the Code, Part 6 of Title I of ERISA, Title XXII of the Public Health Service Act, the Social Security Act and all other Applicable Law.

          (k) Any Employee Benefit Plan that is a group health plan (within the meaning of Section 4980D(f)(1) of the Code) complies and has been administered in material respects in accordance with all of the applicable requirements of Subtitle K of the Code, Part 7 of Title I of ERISA, the Public Health Service Act and all other Applicable Law, and

          (l) Neither the Company nor any ERISA Affiliate has contributed to a non-conforming group health plan (as that term is defined in Code section 5000(c)) or incurred any tax Liability under Code section 5000(a).

     3.23. LEGAL PROCEEDINGS AND COMPLIANCE WITH LAWS; ENVIRONMENTAL MATTERS.

          (a) Except as set forth in SCHEDULE 3.23, there is no Action that is pending or, to the Knowledge of KAS, threatened against the Company or any Subsidiary, or relating to the Transactions, nor to the Knowledge of Seller, are there any reasonable grounds for any such Action. There has been no Default under any Applicable Law relating to the operation of the Company or any Subsidiary, including Environmental Law, and the Company and each Subsidiary has not received any notices from any governmental entity regarding any alleged Defaults under any Applicable Law. Except as set forth in SCHEDULE 3.23, the Company and each Subsidiary has not received any notice relating to the business or the Leased Real Property alleging any violation of any Environmental Law or any written request for information from any governmental agency or other

Person pursuant to any Environmental Law. The Company and each Subsidiary is in compliance with the terms and conditions of all Governmental Permits required under any Environmental Law or relating to any Hazardous Substance. Except as set forth in SCHEDULE 3.23, neither the Company nor any Subsidiary is a party to any Court Order, nor, to the Knowledge of Seller, is there any Court Order that might affect the Transactions. There has been no Default by the Company or any Subsidiary with respect to any Court Order applicable to the Company or any Subsidiary.

          (b) Without limiting the generality of Section 3.23(a), there has not been any Environmental Condition (i) at any property or premises at which the business of the Company or any Subsidiary has been conducted, (ii) at any property owned, leased or operated at any time by the Company or any Subsidiary or any predecessor of any of them, or (iii) at any property at which Hazardous Substances have been deposited or disposed by or at the behest or direction of any of the foregoing, nor has the Company or any Subsidiary received written notice of any such Environmental Condition. "Environmental Condition" means any condition or circumstance, including the presence of Hazardous Substances, whether created by the Company or any Subsidiary or any other Person, at or relating to any such property or premises that (x) requires abatement or correction under an Environmental Law, (y) gives rise to any civil or criminal liability on the part of the Company or any Subsidiary under an Environmental Law, or (z) has created a public or private nuisance. To the Knowledge of KAS, the Leased Real Property does not contain any: (A) underground storage tanks,
(B) underground injection wells; (C) septic tanks in which process wastewater or any Hazardous Substances have been disposed; (D) asbestos; (E) equipment using polychlorinated biphenyls; or (F) drums buried in the ground.

          (c) SCHEDULE 3.23 identifies all environmental reports, studies, assessments, analyses or any other related documents in the possession or custody or under the control of KAS relating to any Environmental Condition, the Company or any Subsidiary or the Leased Real Property, true and complete copies of which have been delivered to the Buyers.

     3.24. COMPENSATION ARRANGEMENTS; BANK ACCOUNTS; OFFICERS AND DIRECTORS.
SCHEDULE 3.24 hereto sets forth the following information:

          (a) the names and current annual salary, including any bonus, if applicable, of all present officers and employees of the Company or the Subsidiaries whose current annual salary, including any promised, expected or customary bonus, equals or exceeds $80,000, together with a statement of the full amount of all remuneration paid during the twelve (12) month period preceding the date hereof and currently payable by the Company and the Subsidiaries to each such person and to any director of the Company or the Subsidiaries;

          (b) the name of each bank in which the Company or any Subsidiary has an account or safe deposit box, the identifying numbers or symbols thereof and the names of all persons authorized to draw thereon or the have access thereto; and

          (c) the names and titles of all directors and officers of the Company and of each Subsidiary and of each trustee, fiduciary or plan administrator of each Employee Benefit Plan.

     3.25. KAS'S BROKERS. Except as set forth in SCHEDULE 3.25, (a) no broker, finder or investment banker has acted directly or indirectly for KAS or any Affiliate thereof in connection with this Agreement or the transactions contemplated hereby; and (b) no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of KAS or any Affiliate thereof.

     3.26. CUSTOMERS AND SUPPLIERS. Except as set forth in SCHEDULE 3.26 KAS has used its reasonable business efforts to maintain and currently maintains, good working relationships with all of its customers. SCHEDULE 3.26 contains lists of the names of each of the twenty customers that, for each of the years ended December 31, 1995 and 1996 and for the nine months ended September 30, 1997, were the largest dollar volume customers of the Company or the Subsidiaries. Except as specified in SCHEDULE 3.26, none of such customers has given the Company or any Subsidiary notice terminating, canceling or threatening to terminate or cancel any contract or relationship with the Company or any Subsidiary. To the Knowledge of Seller, no major customer intends to cease doing business with the Company or any Subsidiary or, after the Closing, with the Buyers, or to alter materially the amount of business done with the Company or any Subsidiary or the Buyers due to the consummation of the Transactions or any other reason.

     3.27. CONDITION OF ASSETS. All Leased Real Property and tangible personal property of the Company and each Subsidiary are suitable for the purposes for which they are used, are in good operating condition and repair, reasonable wear and tear excepted, are usable in the ordinary course of business, are free from any known defects, except such minor defects that would not have a Material Adverse Effect, individually or in the aggregate, and conform in all material respects to all Applicable Law relating to their construction, use and operation. Any Software used by the Company and each Subsidiary, together with all know-how and processes used in connection therewith, functions as intended and is in machine-readable form.

     3.28. COMPLETENESS AND ACCURACY OF INFORMATION. All information set forth in any Schedule hereto is true and correct. No representation or warranty by KAS or Kuraya in any Transaction Document, and no information contained therein or otherwise delivered by or on behalf of KAS or Kuraya to the Buyers in writing in connection with the Transactions, including the Company Financial Statements, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading. All Contracts, permits and other documents and instruments furnished or made available to the Buyers by KAS or Kuraya, when so furnished or made available are or will be true, complete and accurate originals or copies of originals and include all amendments, supplements, waivers and modifications thereto. There is no fact, development or threatened development (excluding general economic factors affecting business in general) that KAS or Kuraya has not disclosed to the Buyers in writing that has or, so far as KAS or Kuraya can now foresee, may have, a Material Adverse Effect. To the Knowledge of KAS, except as set forth in SCHEDULE 3.28, there is no fact, development or threatened development (excluding general economic factors affecting business in general) that KAS or Kuraya has not disclosed to the Buyers in writing that has or, may have, a Material Adverse Effect in respect of KCAS or Bath.

     3.29. IBRD JAPAN. Except as set forth in SCHEDULE 3.29, IBRD Japan, a wholly owned subsidiary of Kuraya ("IBRD Japan"), does not conduct operations in competition with, or otherwise in conflict with, the business of the Company and the Subsidiaries. IBRD Japan currently does not use any property belonging to the Company or any of the Subsidiaries. There are no obligations of IBRD Japan to the Company or any Subsidiary, and no obligations of the Company or any Subsidiary to IBRD Japan.

     3.30. NO IMPLIED REPRESENTATIONS. Notwithstanding anything contained herein to the contrary, it is the explicit intent of each party hereto that neither KAS nor any Affiliate thereof is making or has made any representation or warranty whatsoever, express or implied, beyond those expressly given by KAS or Kuraya herein, including but not limited to any implied warranty or representation as to the future business, results of operations, financial condition or prospects of the Company or any Subsidiary or as to the value, condition, merchantability or suitability of any of the properties or assets of the Company or any Subsidiary.

     3.31. TRANSACTIONS WITH RELATED PARTIES. Except as disclosed in SCHEDULE 3.31, no Related Party (as hereinafter defined) has:

          1. borrowed money or loaned money to the Company or any Subsidiary which remains outstanding;

          2. any contractual or other claim, express or implied, of any kind whatsoever against the Company or any Subsidiary (other than solely by reason of his or her employment with the Company);

          3. had any interest in any property or assets used by the Company or any Subsidiary in their businesses; or

          4. engaged in any other transaction with the Company, any Subsidiary (other than employment relationships), any Affiliate of the Company or any Subsidiary, or any customer, contractor or subcontractor.

     As used herein, a "Related Party" means KAS, Kuraya, the Company or IBRD Japan, any of the officers, directors or employees of Kuraya, KAS, the Company, any Subsidiary, IBRD Japan or any Affiliate of any of the foregoing, or any Affiliate or relative of Kuraya, KAS, the Company, any Subsidiary or IBRD Japan, or any of their respective officers, directors or employees, or any business or entity in which Kuraya, KAS, the Company any Subsidiary or any Affiliate, associate or relative of any such Affiliates or associates has any direct or material indirect interest.

     3.32. IBRD-EUROPE COMPANIES. The representations and warranties set forth on ATTACHMENT B hereto are incorporated herein by reference and made a part hereof.

     3.33. CLINICAL TRIALS. Except as set forth in SCHEDULE 3.33, all clinical trials conducted by the Company or any Subsidiary have been conducted in compliance with good clinical practices and Applicable Law, including, but not limited to, Title 21 of the United States Code of Federal Regulations (particularly subchapters A, D and F) and the United States Food, Drug and Cosmetic Act (particularly 21 U.S.C. subchapter V), and there have been no deaths or serious injuries related to any drug or biologic being studied in any such clinical trials. Except as set forth in SCHEDULE 3.33, to the Knowledge of KAS all services provided by KCAS and Bath in clinical trials have been provided in compliance with good laboratory practices and Applicable Law.


                                    ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF THE BUYERS

     The Buyers jointly and severally represent and warrant to KAS as follows:

     4.1. ORGANIZATION AND STANDING. Phoenix U.S. (a) is duly incorporated, validly existing and in good standing under the laws of Delaware; (b) has all necessary corporate power and authority to carry on its business as it is now being conducted and to own or use the properties and assets that it purports to own or use; and (c) is duly qualified as a foreign entity in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. Phoenix Canada is (a) is duly incorporated, validly exists and is in good standing under the Canada Business Corporations Act and (b) has all necessary corporate capacity and power to own and lease its property and assets and to carry on the business now conducted by it.

     4.2. AUTHORITY. Each Buyer has all requisite corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party and to perform its obligations hereunder and thereunder. This Agreement has been, and each Transaction Document to which it is a party will be prior to the Closing, duly authorized, executed and delivered by each

Buyer, and (assuming the due authorization, execution and delivery by KAS) this Agreement constitutes, and each Transaction Document to which it is a party when so executed and delivered will constitute, the legal, valid and binding obligations of each Buyer enforceable against each Buyer in accordance with its terms except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting enforcement of creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

     4.3. NO VIOLATION OF LAW. The execution and delivery by each Buyer of this Agreement and each Transaction Document to which it is a party, and the performance by each Buyer of its respective obligations hereunder or thereunder, does not and will not:

          (a) violate any provision of the Certificate of Incorporation or Bylaws of either Buyer;

          (b) (i) violate any provision of Applicable Law relating to either Buyer; (ii) violate any provision of any Order, arbitration award, judgment or decree to which either Buyer is subject; or (iii) require a registration, filing, application, notice, consent, approval, order, qualification or waiver with, to or from any Governmental Authority, except under the HSR Act or as set forth in SCHEDULE 4.3(B); except in either case where such violation or the failure to comply with such requirement would not have a Material Adverse Effect; or

          (c) require a consent, approval or waiver from, or notice to, any party to any material contract to which either Buyer or any Affiliate thereof is a party which has not been obtained or sent, as the case may be, or result in a breach of or cause a default under any provision of any such contract, except where such breach would not have a Material Adverse Effect.

     4.4. THE BUYERS' BROKERS. Except as set forth in SCHEDULE 4.4, (a) no broker, finder or investment banker has acted directly or indirectly for either Buyer or any Affiliate thereof in connection with this Agreement or the transactions contemplated hereby; and (b) no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of either Buyer or any Affiliate thereof.

     4.5. INVESTMENT INTENTION. Each Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the Transactions. Each Buyer is acquiring its respective Shares for investment only, and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling any of its respective Shares. Each Buyer understands that the transactions contemplated hereby have not been, and will not be, the subject of a registration statement filed under the Securities Act, or qualified under applicable states securities law, by reason of a specific exemption from the registration provisions of the Securities Act and the qualification provisions of the applicable state securities laws. Each Buyer understands that none of the Shares may be resold unless such resale is registered under the Securities Act and qualified under applicable state securities laws, or an exemption from such registration and qualification is available.

     4.6. SECURITIES FILINGS. The Buyers have made available to KAS a complete and accurate copy of each report, schedule, registration statement and definitive proxy statement filed by Phoenix Canada with the Ontario Securities Commission or the Quebec Securities Commission (each, a "Canadian Securities Commission") on or after January 1, 1996 (the "Phoenix Securities Reports"), which are all the forms, reports and documents required to be filed by Phoenix Canada with either Canadian Securities Commission since December 31, 1995. The Phoenix Security Reports (i) complied in all material respects with the requirements of the Ontario or Quebec securities laws, as the case may be, at and as of the times they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and (ii) did not at and as of the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.7. FINANCIAL STATEMENTS. Each of the sets of financial statements (including, in each case, any related notes thereto) contained in Phoenix Security Reports were prepared in accordance with generally accepted accounting principles of Canada applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly presents the consolidated financial position of Phoenix Canada and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated. Except for changes in the ordinary course of business, since August 31, 1997, there has not occurred any event that, individually or in the aggregate, has had, or reasonably could be expected to have, a Material Adverse Effect.

                                    ARTICLE 5

                         COVENANTS AND AGREEMENTS OF KAS

     5.1. REQUIRED ACTIONS. Except as otherwise agreed by the Buyers in writing, between the date of this Agreement and the Closing Date and as contemplated in this Agreement, KAS and Kuraya shall, and KAS and Kuraya shall cause the Company to:

          (a) subject to reasonable conditions to avoid disruption of business activities, give to the Buyers and their counsel, accountants, consultants and other representatives, prior to the Closing Date, upon reasonable notice and during normal business hours, reasonable access to communicate with all employees who are project managers and project accountants (those responsible for accruing revenue for each project) and to all employees and officers senior to such project managers and project accountants of the Company and each Subsidiary, provided, however that the Buyers shall use commercially reasonable efforts to minimize any potential disruptive affects of such access by, for example, limiting the number of representatives seeking such access, and give to the Buyers and their counsel, accountants, consultants and other representatives, at the Buyers' sole expense and risk, upon reasonable notice and during normal business hours, full access to such properties (including the right to investigate the Leased Real Properties and inspect and copy all relevant documents and records relating to any Environmental Losses or other environmental matters), books, accounts, contracts, records and affairs as are relevant to the Company and each Subsidiary and to TAP Holdings, Inc., and furnish or otherwise make available to the Buyers all such information concerning the Company and the Subsidiaries as either Buyer may reasonably request; provided that notwithstanding the foregoing (i) the confidentiality of any data or information so acquired shall be maintained as confidential by the Buyers and their representatives in accordance with the Confidentiality Agreement; (ii) in no event shall the Buyers or their counsel, accountants, consultants or other representatives be entitled to contact any other employees, vendor, or customer (except for TAP or any current customer of the Buyers) of the Company or a Subsidiary or enter onto any of the premises of the Company or a Subsidiary, without the prior consent of KAS (it being acknowledged by the Buyers that Seller desires to restrict Buyers' access to the Company's and the Subsidiaries' employees so as to prevent the disruption of the Company's and the Subsidiaries' respective workforces, but that Seller shall endeavor to make access to such employees available to the Buyers to the extent that doing so will not result in such disruption); and (iii) the Buyers and their counsel, accountants, consultants and other representatives shall use all reasonable efforts to refrain from imposing any undue burden upon the Company and any Affiliate thereof and from interfering with the Company's and any such Affiliate's operations while conducting its due diligence activities;

          (b) operate the business of the Company and each Subsidiary only in the usual, regular and ordinary manner as such business was conducted prior to the date hereof and, to the extent consistent with such operation, use its reasonable efforts until the Closing Date to (i) preserve and keep intact the business of the Company and each Subsidiary, and (ii) preserve its relationships with customers and others having business dealings with the Company and each Subsidiary;

          (c) maintain the assets of the Company and each Subsidiary, whether owned or leased, in good repair, order and condition, in accordance with manufacturers' instructions and the Company's and each Subsidiary's past practice (reasonable wear and tear excepted), maintain the insurance policies or binders referred to in SCHEDULE 3.10 in accordance with past practice and notify the Buyers of any material changes in the terms of the insurance policies or binders referred to in SCHEDULE 3.10;

          (d) maintain the Books and Records in the usual, regular and ordinary manner, on a basis consistent with past practice;

          (e) comply in all material respects with all Applicable Law relating to the Company and each Subsidiary and to the conduct of the operations of the business and all Applicable Law in connection with the execution, delivery and performance of the Transaction Documents or affecting the Transactions;

          (f) promptly advise the Buyers in writing of the commencement or, where to the Knowledge of Seller it exists, the threat of any Action against or involving the Company or any Subsidiary or affecting the Transactions or of the occurrence of any development (exclusive of general economic factors affecting business in general) of a nature that has or may have a Material Adverse Effect;

          (g) promptly advise the Buyers in writing of any event or development that occurs that (i) had it existed or been known on the date hereof would have been required to be set forth or disclosed in or pursuant to this Agreement;
(ii) would cause any of the representations and warranties of KAS contained herein to be inaccurate or otherwise misleading or would result in the breach in any material respect by KAS of any of its representations, warranties, covenants or agreements hereunder; or (iii) gives KAS any reason to believe that any of the conditions set forth herein applicable to KAS will not be satisfied;

          (h) perform all the material obligations and satisfy all material liabilities of KAS relating to the Company and each Subsidiary in accordance with the past practice of KAS;

          (i) provide to the Buyers all environmental reports, studies, assessments, analyses and any other related documents in the Company's, any Subsidiaries', KAS's or Kuraya's possession relating to any Environmental Condition, the business of the Company and each Subsidiary or the Leased Real Property, and cooperate with the Buyers in conducting an environmental assessment of any Environmental Condition, the business of the Company and each Subsidiary and the Leased Real Property, including physical inspection of the Leased Real Property and the operations of the business of the Company and each Subsidiary, review of all relevant records in the possession or custody or under the control of KAS, review of relevant governmental agency records and contact with governmental agency personnel and conduct of sampling activities and any other investigatory activities, all of a scope satisfactory to the Buyers (the "Environmental Assessment"), the costs of which shall be borne by the Buyers;

          (j) pay all accounts and trade payables in the ordinary course of business and consistent with past practice; collect all accounts receivable in the ordinary course of business and consistent with past practice; and continue to recognize revenues in accordance with the Company Policies; and

          (k) use its reasonable efforts to obtain in writing as promptly as possible all waivers, approvals and consents, required to be obtained by KAS in order to effectuate the Transactions and deliver to the Buyers copies of such waivers, approvals and required consents.

     In respect of Section 5.1(i), the Buyers shall, jointly and severally, indemnify each Seller Indemnified Party (as defined in Section 10.4) from, against and in respect of, any Losses incurred by such Seller Indemnified Party directly caused by the performance of the Environmental Assessment by the Buyers and their representatives.

     In respect of Section 5.1(j), the Company shall provide to the Buyers on a weekly basis prior to the Closing Date beginning on January 15, 1998 a schedule providing aging schedules by accounts payable and accounts receivable.

     5.2. PROHIBITED TRANSACTIONS. Except as otherwise contemplated herein or as set forth in SCHEDULE 5.2, from the date hereof through the Closing Date, KAS and Kuraya shall not without the prior written consent of the Buyers (which consent shall not be unreasonably withheld), cause or suffer the Company or any Subsidiary to do or agree to do any of the following:

          (a) incur any new obligations for borrowed money, except for working capital borrowings and other indebtedness incurred in the ordinary course of business;

          (b) issue or sell any equity securities or securities convertible into equity securities including, without limitation, any options, rights, puts, calls or warrants;

          (c) amend its Certificate of Incorporation (or similar charter document) or Bylaws in any material respect;

          (d) mortgage, pledge or otherwise encumber any of its properties or assets or sell, transfer or otherwise dispose of any of its properties or assets, except in each case in the ordinary course of business;

          (e) terminate or materially amend any Contract, except in the ordinary course of business;

          (f) waive any material right or forebear any material debt or release any material claim, except in each case in the ordinary course of business;

          (g) change in any material respect the character of the business, including, without limitation, closing any office or facility used, in whole or in part, by KAS in the conduct of the operations as of the date hereof;

          (h) subject to lien, security interest or any other Encumbrance any of the assets or capital stock of the Company or any Subsidiary, except for (i) purchase money security interests arising in the ordinary course of business of no more than $50,000 individually or $150,000 in the aggregate, and (ii) Taxes not yet due and payable;

          (i) make any capital expenditure involving in any individual case more than $20,000;

          (j) increase or commit to increase the rate of compensation paid, or pay any bonus, except for those increases or bonuses planned, in the ordinary course of business, or establish or adopt any new pension or profit-sharing plan, deferred compensation agreement or employee benefit arrangement of any kind whatsoever;

          (k) declare or make any distribution or payment in respect of the Company's or any Subsidiary's capital stock by way of dividend, purchase or redemption of shares or otherwise or make any extraordinary distribution;

          (l) except as may be required by Applicable Law or as may be necessary to preserve an Employee Benefit Plan's qualified status under Section 401 of the Code, adopt, terminate, amend, extend, or otherwise change any Employee Benefit Plan, and KAS shall give the Buyers prior written notice of the Company's or any Subsidiary's intention to take any such action required by Applicable Law or necessary to continue the qualified status of any Employee Benefit Plan;

          (m) except as required by Applicable Law, publicize, advertise or announce to any third party, except as required pursuant to this Agreement to obtain a required consent, the entering into of the Transaction Documents or the terms of the Transaction Documents or the Transactions; or

          (n) enter into any new contract for services with a value in excess of $500,000 other than the offers listed in SCHEDULE 3.15.

     5.3. EFFORTS TO CLOSE. From the date hereof through the Closing Date, KAS and Kuraya shall use its reasonable efforts to take, or cause to be taken, all actions, and shall do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions (including, without limitation, using its reasonable efforts to satisfy the Buyers' conditions to Closing), and shall cooperate with the Buyers in connection with the foregoing.

     5.4. EXPENSES. KAS and Kuraya shall bear all expenses incurred on behalf of KAS, Kuraya, the Company and each Subsidiary in connection with the preparation, execution and performance of this Agreement and the Transactions, including, without limitation, all fees and expenses of their respective agents, representatives, brokers, counsel and accountants.

     5.5. SUPPLEMENTS TO SCHEDULES; COVENANTS. If prior to the Closing Date but after the date hereof KAS shall become aware of any event or condition that causes any of its representations or warranties herein to be inaccurate or become aware that any of its representations or warranties herein was inaccurate when made, KAS shall promptly notify the Buyers in writing (the "Supplemental Notice"). KAS may thereafter (prior to but not on or following the Canada Closing Date) supplement the Disclosure Schedule to account for such inaccuracy and promptly will deliver the revised Disclosure Schedules to the Buyers. In respect of any Schedule which has been revised to disclose information relating to periods prior to the date hereof, the Buyers shall then at their sole discretion have the option to terminate the Agreement, or proceed to the Closings. If the Buyers determine to proceed to the Closings, then the indemnification obligations of KAS and Kuraya under Section 10.2(i) shall be limited and reduced to the extent of any Losses resulting from the event or condition described in the Supplemental Notice. In respect of any Schedule which has been revised to disclose information relating to the period after the date hereof, Buyers' only right shall be to terminate this Agreement if such information could reasonably be expected to result in a Material Adverse Effect. If the Buyers determine to proceed to the Closings, then the indemnification obligations of KAS and Kuraya under Section 10.2(i) as to such information shall be limited and reduced to the extent of any Losses resulting from the event or condition described in the Supplemental Notice.

     5.6. FURTHER ASSURANCES. KAS and Kuraya shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

     5.7. HSR ACT AND ISRA. KAS and Kuraya shall promptly take all such action as may be necessary, desirable or convenient to satisfy the requirement of filing notification under (a) the HSR Act and the rules of the FTC thereunder and to comply at the earliest practicable date with any request for additional information received by them from the FTC or from Justice pursuant to the HSR Act. KAS shall promptly file an application with the New Jersey Department of Environmental Protection for a decision that ISRA is not applicable to the Company's New Jersey operations and in the event ISRA is applicable to comply with ISRA (including entering into a remediation or similar agreement). KAS shall use all reasonable efforts to assist the Buyers in complying with its obligations under Section 6.4 hereof.

     5.8. NO SOLICITATION OF TRANSACTIONS. KAS shall not directly or indirectly solicit encourage, initiate or hold discussions or negotiations with, provide any non-public information to, or enter into any agreement with, any Person (other than the Buyers and their employees, representatives and agents) with respect to a merger, consolidation, sale of substantial amount of assets, sale of securities or acquisition of beneficial ownership of the Company or any Subsidiary.

     5.9. COOPERATION WITH FINANCING; CAPITAL CONTRIBUTION. KAS and Kuraya hereby agree, and agree to use their reasonable efforts to cause Deloitte & Touche, to cooperate with Phoenix Canada, at the request and sole expense of Phoenix Canada, its underwriters, accountants and advisors in connection with their efforts in regard to any public offering of securities of Phoenix Canada or any Affiliate after the Closing Date. Simultaneously with the Closing, Seller shall cause the capital contribution or loan received by the Company pursuant to
Section 7.8 hereof to be used to pay off all amounts outstanding under the obligations identified in SCHEDULE 7.8.

     5.10. LIQUIDATION. No later than five business days after the execution of this Agreement, IBRD-Rostrum shall adopt a plan of liquidation, as defined for purposes of section 332 of the Code, which will provide for the distribution of all of its assets and liabilities to IBRD-Rostrum prior to the Canadian Acquisition. Within five business days after the adoption of such plan, KAS shall prepare Internal Revenue Service Form 966, with attachments and provide it to Phoenix Canada for its review and approval, which shall not be unreasonably withheld. Unless Phoenix Canada objects, KAS shall file such form on the business day before the Canada Closing. No later than the business day before the Canadian Acquisition, IBRD-Rostrum shall, pursuant to the plan of liquidation, distribute all of its assets and liabilities to the Company, in complete liquidation of IBRD-Rostrum.

     5.11. PROFESSIONAL LIABILITY INSURANCE POLICY. The Company, KAS, Kuraya and IBRD-Rostrum shall, and shall cause the Subsidiaries to, execute all certificates reasonably required by the Buyers and take all other actions reasonably necessary, to enable Buyers' to obtain the Professional Liability Insurance Policy.


                                    ARTICLE 6

                     COVENANTS AND AGREEMENTS OF THE BUYERS

     6.1. EFFORTS TO CLOSE. From the date hereof through the Closing Date, the Buyers shall use reasonable efforts to take, or cause to be taken, all actions, and shall do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions (including, without limitation, using reasonable efforts to satisfy KAS conditions to the Closings), and shall cooperate with KAS in connection with the foregoing.

     6.2. EXPENSES. The Buyers shall bear all expenses incurred on behalf of the Buyers in connection with the preparation, execution and performance of this Agreement and the Transactions, including, without limitation, all fees and expenses of their respective agents, representatives, counsel, brokers and accountants.

     6.3. FURTHER ASSURANCES. The Buyers shall execute such documents and other papers and take such further actions as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

     6.4. HSR ACT. The Buyers shall promptly take all such action as may be necessary, desirable or convenient to satisfy the requirement of filing notification under the HSR Act and the rules of the FTC thereunder and to comply at the earliest practicable date with any request for additional information received by it from the FTC or from Justice pursuant to the HSR Act. The Buyers shall use all reasonable efforts to assist KAS in complying with its obligations under Section 5.7 hereof.

     6.5. RECORDS. For a period of six (6) years after the Closings, the Buyers shall cause the Company and each Subsidiary (i) to maintain in an orderly and businesslike fashion all books, records and data in such Person's possession on the Closing Date; (ii) to permit KAS and each of its Affiliate's employees, agents and representatives to have reasonable access at KAS expense to such books, records and data in connection with the preparation of KAS or such Affiliate's financial reports, tax returns, tax audits and the defense or prosecution of litigation (including arbitration); and (iii) to provide KAS and its Affiliates with reasonable assistance at KAS's expense (but only for the Buyers' documented, out-of-pocket expenses that have been pre-approved by KAS) by the provision of employees of the Company or a Subsidiary (as applicable) to act as witnesses and to prepare documents, reports and other information by KAS and its Affiliates in support of activities described in clause.

     6.6. CONFIDENTIALITY AGREEMENT. Until the Closing Date, the letter agreement dated October 31, 1997 between Merrill Lynch, Pierce, Fenner & Smith, Inc.(whose rights thereunder have been assigned to the Company) and Phoenix Canada (the "Confidentiality Agreement") shall continue in full force and effect in accordance with its terms.

     6.7. GUARANTIES. After the Closing Date, the Buyers shall use commercially reasonable efforts to cause each of the landlords set forth in SCHEDULE 6.7 hereto to release Kuraya from its guaranty of the leases set forth in SCHEDULE
6.7 by offering to substitute either or both Buyers as guarantors. After the Closing Date, the Buyers shall, jointly and severally, indemnify Kuraya from, against and in respect of, any Losses incurred by Kuraya under such guaranties for events after the Closing Date. In the event KCAS subsequent to the Closing requires Kuraya to provide a guaranty in favor of KCAS in accordance with the Purchase Option Agreement, then the Buyers shall use commercially reasonable efforts to have Kuraya released from such guaranty or the obligation to provide such guaranty, by offering to substitute either or both Buyers as guarantors, or in the alternative, the Buyers shall jointly and severally, indemnify Kuraya, from, against and in respect of, any Losses incurred by Kuraya under such guaranty.

                                    ARTICLE 7

                      CONDITIONS TO THE OBLIGATIONS OF KAS

     The obligation of KAS and Kuraya to enter into and complete the Closings is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by KAS, in its sole and absolute discretion.

     7.1. REPRESENTATIONS AND COVENANTS. The representations and warranties of the Buyers contained herein shall be true and correct in all material respects on and as of the Closing Date as though made at and as of that date (except for representations and warranties, if any, made as of a specified date, which shall be true and correct as of the specified date), and the Buyers shall have delivered to KAS a certificate to such effect.

     7.2. COMPLIANCE WITH COVENANTS. The Buyers shall in all material respects have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Buyers shall have delivered a certificate to that effect.

     7.3. CORPORATE ACTION. The Buyers shall have delivered to KAS (a) certified copies of the Buyers' charter documents and resolutions of the Buyers' Boards of Directors, in form reasonably satisfactory to KAS, approving the execution and delivery of this Agreement and each Transaction Document to which it is a party and the performance of the Buyers' obligations hereunder and thereunder; (b) a certificate of good standing with respect to the Buyers issued by appropriate Governmental Authority of the Buyers' jurisdiction of incorporation showing that each of the Buyers is in good standing in such jurisdiction, dated within ten
(10) business days prior to the Closings; and (c) an incumbency certificate of each Buyer, certified by the Secretary or Assistant Secretary of each Buyer.

     7.4. LITIGATION. On the Closing Date, there shall be no Action pending or threatened pertaining to the Transactions.

     7.5. ABSENCE OF ADVERSE GOVERNMENTAL ACTION. No action shall have been taken, proposed or threatened and no statute, rule, regulation or order shall have been proposed, enacted or entered by any Governmental Authority or by any court with jurisdiction over the Transactions that threatens to prohibit or unduly delay consummation of such Transactions on the terms and provisions herein set forth.

     7.6. FILINGS; CONSENTS; WAITING PERIODS. All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers listed in SCHEDULES 3.3(B) OR 3.3(C), shall have been filed, made or obtained, and all waiting periods applicable under the HSR Act shall have expired or been terminated.

     7.7. APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions and other documents delivered to KAS under this Agreement shall be satisfactory in all reasonable respects to KAS and its counsel.

     7.8. DEBT. Phoenix U.S. shall have made a capital contribution, or, at the Buyers' election, a loan, to the Company in an amount equal to the difference between (i) the sum of all amounts outstanding immediately prior to the Closing Date under the obligations identified in SCHEDULE 7.8 (as reflected in the pay-off letters referred to in Section 8.12 hereof) and (ii) the amount of Earned Cash of the Company and the Subsidiaries as of December 31, 1997 (or the most recent month end prior to the Closing Date) as reflected on the Preliminary Earned Cash Certificate, (the "Net Debt Amount") so that the Company may pay and satisfy in full on the U.S. Closing Date all amounts outstanding on such date under each loan set forth in SCHEDULE 7.8.

     7.9. LEGAL OPINION. KAS shall have received a legal opinion from each of Pepper, Hamilton & Scheetz LLP and McCarthy Tetrault, counsel to the Buyers in substance and form reasonably satisfactory to KAS and its counsel, substantially in the forms of EXHIBIT C-1 and EXHIBIT C-2 hereto, it being understood that such firms shall opine only with respect to federal, Pennsylvania and Delaware law, and Canadian law, respectively.

     7.10. PROFESSIONAL LIABILITY INSURANCE POLICY. Buyer shall have obtained, at Buyer's expense, and delivered to Seller, an occurrence professional liability insurance policy (the "Professional Liability Insurance Policy") covering the Company and the Subsidiaries for events or occurrences of the business of the Company and the Subsidiaries for the five (5) year period prior to the Closing Date; provided, however, the Sellers shall have no right to terminate this Agreement or otherwise obtain the benefits of this Agreement, at law or in equity on account of the failure to this provision to have been satisfied unless the Sellers have delivered the certificates required under
Section 5.11. The Professional Liability Insurance Policy shall name KAS and Kuraya as additional insureds. The Professional Liability Insurance Policy shall be maintained for a period of not less than three years from the Closing Date, with a deductible of not more than One Hundred Thousand Dollars ($100,000).

                                    ARTICLE 8

                   CONDITIONS TO THE OBLIGATIONS OF THE BUYERS

     The obligation of the Buyers to enter into and complete the Closings is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Buyers, in their sole and absolute discretion.

     8.1. REPRESENTATIONS AND COVENANTS. The representations and warranties of KAS and Kuraya contained herein and any amendments to the Schedules in accordance with Section 5.5 hereof shall be true and correct on and as of the Closing Date as though made at and as of that date (except for the representations and warranties, if any, made as of a specified date, which shall be true and correct as of the specified date), and KAS and Kuraya shall have delivered to the Buyers a certificate of a duly authorized officer of KAS to such effect.

     8.2. COMPLIANCE WITH COVENANTS. KAS shall have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it on or prior to the Closing Date, and KAS shall have delivered to the Buyers a certificate of a duly authorized officer of KAS to that effect.

     8.3. CORPORATE ACTION. The Buyers shall have received (a) certified copies of KAS's, the Company's and each Subsidiary's charter documents and resolutions of KAS's Board of Directors, in form reasonably satisfactory to the Buyers, approving the execution and delivery of this Agreement and each Transaction Document to which it is a party and the obligations of KAS hereunder and thereunder; (b) a certificate of good standing with respect to KAS, the Company and each Subsidiary issued by the appropriate Governmental Authority of such Person's jurisdiction of incorporation showing that such Person is in good standing in such jurisdiction, dated within ten (10) days of the Closing Date; and (c) incumbency certificates of KAS, the Company and each Subsidiary, certified by the Secretary or Assistant Secretary of each such Person.

     8.4. LITIGATION. On the Closing Date, there shall be no Action pending or threatened pertaining to the Transactions or to their consummation.

     8.5. ABSENCE OF ADVERSE GOVERNMENTAL ACTION. No action shall have been taken, proposed or threatened and no statute, rule, regulation or order shall have been proposed, enacted or entered by any Governmental Authority or by any court with jurisdiction over the Transactions that threatens to prohibit or unduly delay consummation of such transactions on the terms and provisions herein set forth.

     8.6. NO MATERIAL ADVERSE EFFECT OR DAMAGE. No event, occurrence, fact, condition, change, development or effect shall have occurred, exist or come to exist that, individually or in the aggregate, has constituted or resulted in, or could reasonably be expected to constitute or result in, a Material Adverse Effect with respect to the Company and the Subsidiaries, taken as a whole. No material damage to or destruction or loss of (whether or not covered by insurance) any of the assets of the Company and the Subsidiaries, taken as a whole, shall have occurred.

     8.7. FILINGS; CONSENTS; WAITING PERIODS. All registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers listed in SCHEDULES 3.3(B) OR 3.3(C), or required by any Governmental Authority or under Applicable Law, shall have been filed, made or obtained, all waiting periods applicable under the HSR Act shall have expired or been terminated and the Sellers shall (i) have received a determination that ISRA is not applicable, or (ii) if ISRA is applicable, shall have complied with ISRA.

     8.8. APPROVAL OF DOCUMENTATION. The form and substance of all certificates, instruments, opinions and other documents delivered to the Buyers under this Agreement shall be satisfactory in all reasonable respects to the Buyers and its counsel.

     8.9. RESIGNATIONS; SEMLER. The Buyers shall have received resignations from all directors and officers of the Company and the Subsidiaries. All positions and the employment of Tom Semler shall have terminated with the Company and any Subsidiary, and neither the Company, any Subsidiary or the Buyers shall have incurred or will incur any Liability (for severance or otherwise) in connection therewith.

     8.10. LEGAL OPINIONS. The Buyers shall have received a legal opinion of Sheppard, Mullin, Richter & Hampton LLP, counsel for KAS, substantially in the form attached hereto as EXHIBIT B, it being understood that such firm shall opine only with respect to federal law, the General Corporation Law of Delaware, and California law.

     8.11. ANCILLARY DOCUMENTS. KAS and Kuraya shall have executed and delivered all Transaction Documents to which they are intended to be parties, including the Escrow Agreement.

     8.12. CONSENT AND RELEASE. KAS shall have obtained pay-off letters and lien releases from each lender set forth in SCHEDULE 7.8. All Encumbrances on the assets of, or affecting in any way, the Company or any Subsidiary on account thereof shall have been released.

     8.13. ENVIRONMENTAL ASSESSMENT. The Buyers shall have received an Environmental Assessment in form and substance satisfactory to the Buyers.

     8.14. TERMINATION OF TAX SHARING AGREEMENT. Prior to the Closings, KAS, the Company and the Subsidiaries shall have terminated the Tax Sharing Agreement, and such termination shall include a release of the Company and each Subsidiary from all obligations and liabilities under the Tax Sharing Agreement and neither the Company nor a Subsidiary shall have any further liabilities or obligations thereunder as of the Closing Date. At the U.S. Closing, KAS shall deliver the amended executed Tax Sharing Agreement in the form attached hereto as EXHIBIT D.

     8.15. PROFESSIONAL LIABILITY INSURANCE POLICY. Buyer shall have obtained, at Buyers' expense, the Professional Liability Insurance Policy covering the Company and its Subsidiaries for events or occurrences of the business of the Company and its Subsidiaries for the five (5) year period prior to the Closing Date. The Professional Liability Insurance Policy shall name the Buyers, KAS and Kuraya as additional insureds and the Buyers shall have provided Kuraya and KAS with a certificate evidencing such insurance. Notwithstanding anything to the contrary contained herein except as provided in Section 10.3(f) below, the existence of any such insurance shall not be deemed to affect any indemnification obligations or limitation of Liability provided for in this Agreement. The Company, KAS, IBRD-Rostrum and Kuraya shall have executed and delivered the certificates reasonably requested by the Buyers, and taken such other action reasonably required by the Buyers' insurance carrier.

     8.16. IBRD SHARES. KAS and Kuraya shall have taken all action necessary, to the satisfaction of the Buyers and their counsel, to effect the valid transfer of the IBRD-Europe Shares from the Company to Phoenix Canada on the Canada Closing Date.

     8.17. LIQUIDATION. The Liquidation shall have been consummated.


                                    ARTICLE 9

             COMPETITION AND CONFIDENTIALITY BY THE SELLING PARTIES

     9.1. NONCOMPETITION. In consideration of the execution and performance by the Buyers of its obligations under this Agreement, from the Closing Date through the end of the second year following the Closing Date, KAS, Kuraya and any Affiliate of KAS or Kuraya (including without limitation IBRD Japan) will not, unless acting in accordance with the written consent of the Buyers, (a) furnish for use in North America or Europe any services of the type provided by the Company or any Subsidiary within the one year period prior to the Closing Date, including, without limitation, services related to obtaining FDA regulatory approvals or its European equivalent with respect to new drugs or biotechnology products; or (b) hire any employee of the Company or any Subsidiary to become employed by KAS, Kuraya or any Affiliate of KAS or Kuraya. The restrictions contained in the preceding sentence are not intended to, nor shall they be construed to, prohibit the general use of advertising and other forms of public communications designed to obtain employees.

     Notwithstanding any provisions in this Section 9.1, IBRD-Japan shall be entitled to continue to provide regulatory consulting services to companies organized under the laws of Japan, or any other Asian country, and any Affiliate of such companies organized under the laws of Japan, or any other Asian country, in each case, conducting their principal business activities in Asia, with respect to the regulatory approval process in North America and Europe with respect to new drugs or biotechnology products, so long as such consulting services do not consist of (a) managing actual clinical trials or (b) providing any other drug development service. For purposes of this Section 9.1, "Asia" shall consist only of, and an Asian country shall be any of the following: Japan, North and South Korea, Hong Kong, Singapore, Taiwan, China, Vietnam, Cambodia, Thailand, Malaysia, Indonesia, India, Burma, Sri Lanka and Laos.

     9.2. CONFIDENTIALITY. Prior to the Closings and indefinitely thereafter, unless this Agreement is terminated, KAS or Kuraya shall not, except as may be required by Applicable Law or court order, at any time reveal, divulge, communicate or make known to any Person (other than the Buyers or their agents or Affiliates) or, after the Closings, use in any way any information that relates to this Agreement, the Transactions or the Company and the Subsidiaries (whether now possessed by the KAS or furnished by the Buyers after the Closing
Date), including, without limitation, all trade secrets, customer lists or other customer information, marketing plans or proposals, financial information, personnel information or any data, written material, records or documents used by or relating to the Company or any Subsidiary that are of a confidential nature (collectively, the "Confidential Information").

     9.3. AFFILIATES. The terms of this Article 9 shall apply to KAS and any of its Affiliates to the same extent as if they were parties hereto, and KAS shall take whatever actions may be necessary to cause its Affiliates to adhere to the terms of this Article 9.

     9.4. INJUNCTIVE RELIEF. Each of KAS and Kuraya acknowledges that the provisions of this Article 9 are reasonable and necessary to protect the interests of the Buyers, that any violation of this Article will result in an irreparable injury to the Buyers and that damages at law would not be reasonable or adequate compensation to the Buyers for violation of this Article. In the event of any breach or threatened breach by KAS or any Affiliate thereof of any provision of this Article 9, the Buyers shall be entitled to injunctive or other equitable relief, restraining such party from using or disclosing any Confidential Information in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of such party under this Article 9. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages. In addition to any other available remedies, the Buyers shall be entitled to have the provisions of this Article 9 specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages or posting a bond or other security and to an equitable accounting of all earnings, profits and other benefits arising out of any violation of this Article 9. In the event that the provisions of this Article 9 shall ever be deemed to exceed the time, geographic, product or other limitations permitted by Applicable Law, then the provisions shall be deemed reformed to the maximum extent permitted by Applicable Law. KAS acknowledges, however, that this Article 9 has been negotiated by the Parties and that the time, geographic and product limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Company and the Subsidiaries.


                                   ARTICLE 10

                                 INDEMNIFICATION

     10.1. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as otherwise set forth in this Section 10.1, all representations and warranties of KAS and Kuraya shall survive for eighteen (18) months after the Closing Date; provided that there shall be no termination of any such representation or warranty as to which a claim, including an Unliquidated Claim, has been asserted prior to the termination of such survival period. All representations and warranties of KAS and Kuraya set forth in Sections 3.4, 3.5 and 3.16 shall survive indefinitely. All representations and warranties of KAS and Kuraya set forth in Sections 3.14,
3.22 and 3.23(b) and (c) and 3.33 shall survive the Closings and remain effective until 60 days after the expiration of the applicable statute of limitations for claims that might be asserted for matters related thereto; provided, however, that, for purposes of this Section 10.1 as applied in respect of Section 3.14, (i) the "statute of limitations" shall mean the later of (A) the statute of limitations for the relevant period ending on or before the Closing Date or (B) the statute of limitations for a later period in which the Loss with respect to Taxes arises, (ii) the statute of limitations for Taxes (including extensions thereto); provided that the statute of limitations with respect to any Taxes may not be extended by the Buyers without the prior written consent of KAS, which consent shall not be unreasonably withheld, and (iii) notwithstanding the immediately preceding clause (i), all statutes of limitations in respect of Taxes shall be deemed to have expired no later than the fifteenth anniversary of the U.S. Closing. Except as provided in Section 5.5 above, all representations, warranties and covenants contained herein shall not be deemed to be waived or otherwise affected by any investigation at any time made by or on behalf of any Party hereto. Except as otherwise expressly provided in this Agreement, all covenants, agreements, undertakings and indemnities set forth in this Agreement shall survive indefinitely.

     10.2. INDEMNIFICATION BY KAS AND KURAYA. Subject to the provisions of
Section 10.3 and to the further provisions of this Section 10, KAS and Kuraya shall, jointly and severally, indemnify each of the Buyer Indemnified Parties, and hold them harmless from, against and in respect of, any and all Sellers' General Liabilities. "Sellers' General Liabilities" shall mean all Losses resulting from, arising out of, or incurred by the Buyers, the Company, any Subsidiary or any of their respective successors or assigns and their respective directors, officers and employees (each a "Buyer Indemnified Party") after the Closing Date in connection with (i) any breach of any of the representations or warranties made by the KAS or Kuraya in this Agreement, (ii) any Default by KAS, Kuraya or IBRD-Rostrum in respect of any of the covenants or agreements made by KAS, Kuraya or IBRD-Rostrum in this Agreement, (iii) any injuries to Persons, property or business by reason of defectiveness of any services provided by or on behalf of, or business operations of, the Company or any Subsidiary, whether known or unknown, currently asserted or arising hereafter, if such claims are based upon or arise out of services performed or business operations on or prior to the Closing Date, provided that in the event of a Contract Claim (as hereinafter defined) such Claim is made within the applicable statute of limitations; such Losses for purposes of this Section 10.2(iii) shall be (A) "Contract Claims" if the gravamen of the action is based on breach of contract, or (B) "Tort Claims" if such Losses are not Contract Claims, (iv) any attempt by any Person to collect any Liability for Taxes relating to a period that ends on or before the Closing Date, or a Straddle Period (for which, in accord with the terms of Section 11.1(e) KAS is obligated to pay), including, without limitation, Taxes due under Treasury Regulation Section 1.1502-6 (or any successor provision or any similar provision under state, local or foreign laws), provided such Claim is made within the applicable statute of limitations (as defined in Section 10.1 in respect of Taxes, except for (A) Taxes reserved for on the September Balance Sheet or incurred in the ordinary course of business from such date up to and including the Closing Date, (B) Taxes which the Buyers are required to pay pursuant to Sections 11.3 and 13.2 and (C) Taxes as to which disclosure is made in
SCHEDULE 3.14 other than items set forth in SCHEDULE 10.2, (v) any Environmental Loss provided a Claim relating thereto is brought within the applicable statute of limitations, (vi) each item set forth in SCHEDULE 10.2 hereof or (vii) costs incurred without corresponding contractual change orders to increase above the amount due thereunder on the date hereof revenue due under (A) Contract Research Organization Agreement (8/15/96) between
Astra Merck Inc. and the Company (ASMUS 9602) and (B) Master Agreement
(8/13/93) between the Company and Aviron (AVIRO 9506), to the extent such increased revenue on such contracts is less then $245,000 and $122,000, respectively.

     Notwithstanding the restrictions set forth in Section 9.1 hereof, in the event Dainippon requests that the Company reperform any services in respect of the Zonisamide study or NDA filing, the Buyers shall promptly notify KAS of such request. KAS, subject to the consent of Dainippon and at KAS's and Kuraya's sole expense, may elect to reperform such services, or cause such services to be reperformed, which reperformance shall not constitute a breach of Section 9.1 hereof. Notwithstanding the preceding sentence, KAS and Kuraya shall pay, perform and discharge all Liabilities, and shall indemnify any Buyer Indemnified Party in respect of any Losses incurred by such Buyer Indemnified Party relating to the Dainippon matter.

     10.3. LIMITATIONS ON OBLIGATION OF KAS AND KURAYA TO INDEMNIFY.

          (a) Except as otherwise provided in Section 10.1 with respect to surviving provisions, KAS and Kuraya shall have no obligation to indemnify any Buyer Indemnified Party pursuant to Section 10.2(i) above based solely upon any breach by KAS or Kuraya of any representation or warranty as to which KAS or Kuraya has not received a Claim Notice within eighteen months after the Closing Date.

          (b) Nothing herein shall be deemed to limit or restrict in any manner any rights or remedies available at law, in equity or otherwise against KAS or Kuraya based on a willful misrepresentation or willful breach of warranty by KAS or Kuraya hereunder.

          (c) Notwithstanding anything to the contrary contained in this Agreement, except as set forth below, KAS or Kuraya shall not have any Liability for indemnification under Section 10.2(i), (ii) (except in respect of breaches of representations, warranties or covenants affecting the determination of Purchase Price or Net Debt Amount, which shall not be limited in any way) or
(iii) of this Agreement unless the aggregate of all Losses relating thereto for which KAS and Kuraya would, but for this Section 10.3(c), be liable exceeds on a cumulative and aggregate basis $250,000 (the "Threshold"), and then only to the extent of such excess; provided, however, that such Threshold shall not apply to any Losses attributable to or arising out of (1) an inaccuracy in any representation or warranty set forth in (A) Section 3.14, 3.22, 3.23(b), 3.23(c), or (B) 3.13 or 3.23(a), in each case solely in connection with an inaccuracy in any representation or warranty relating to an environmental matter or (2) Section 10.2(iii) (in respect of Tort Claims), (iv), (v) and (vi) of this Agreement, and, in the case of clauses (1) or (2) above the obligation of KAS and Kuraya under Section 10.2 shall begin with the first dollar of loss; further, provided that if but for the Loss giving rise to the indemnification obligation under Section 10.2(i) or (ii), the Purchase Price or Net Debt Amount would have been less, the Liability of the Sellers under Section 10.2(i) and
(ii) shall begin with the first dollar of Loss and should not be reduced or otherwise affected by the Threshold.

          (d) Seller and Kuraya shall not be liable hereunder for any individual Loss that is less than $5,000; provided, however, that all such Losses of or in excess of $5,000 (from the first dollar of loss) shall be considered for purposes of determining the Threshold.

          (e) Except for Losses indemnifiable under Section 10.2(iii) (in respect of Tort Claims and Contract Claims), (iv) or (v), the maximum aggregate amount of indemnifiable Losses that may be recovered by the Buyer Indemnified Parties from KAS and Kuraya under this Article 10 shall not exceed $10,000,000. The maximum aggregate amount of indemnifiable Losses under Section 10.2(iii) (in respect of Tort Claims and Contract Claims), (iv) or (v) that may be recovered by the Buyer Indemnified Parties from KAS and Kuraya under this Article 10 shall not exceed the Purchase Price.

          (f) Subject to the limitation set forth in this Article 10, the amount of any Losses for which indemnification by KAS or Kuraya is provided under
Article 10 of this Agreement shall be net of the amount of any insurance proceeds actually recovered by a Buyer Indemnified Party pursuant to any insurance policy in force and owned by the Company or any Subsidiary (the "Insurance Proceeds"); provided, however, that notwithstanding this Section 10.3(f), any payment required under Article 10 shall accrue and become due and payable in full as provided herein at the time such payment obligation arises without taking into account any such Insurance

Proceeds. In the event that Insurance Proceeds are actually recovered by a Buyer Indemnified Party after payment by the indemnifying Party of any amount required to be paid to a Buyer Indemnified Party under this Article 10, such Buyer Indemnified Party shall repay to the indemnifying Party, promptly after such recovery, any amount that the indemnifying Party would not have had to pay pursuant to this Section 10.3(f) had such recovery been made to the Buyer Indemnified Party at the time of the payment by the indemnifying Party.

          (g) Seller's and Kuraya's indemnities herein are intended solely for the benefit of Buyer Indemnified Parties and are in no way intended to, nor shall they, constitute an agreement for the benefit of, or be enforceable by, any other Person.

          (h) Notwithstanding anything to the contrary in this Article 10, the Buyers shall not be entitled to indemnification under Section 10.2 for any Losses on account of the Company's or any Subsidiary's recognizing revenue for periods on or prior to Closing for services to be performed by the Company or its Subsidiaries after the Closing Date, except that the limitation of liability in the preceding clause shall not apply for (i) any known material deviations to the revenue recognition policy set forth in SCHEDULE 3.6, or (ii) Losses relating to (A) the Contract Clinical Research Services Agreement dated 7/15/97 between Genetics Institute and IBRD-U.K.("GI Contract") and (B) Clinical Development Agreement dated 4/29/96 between Bracco S.p.A. and IBRD-U.K. (Study B16880/015) ("Bracco Contract").

     As soon as practicable after the Closing Date, but in any event, not later than sixty (60) days after the Closing Date, the Buyers shall prepare and deliver to the Sellers a certificate (the "Revenue Certificate") setting forth their proposed calculation of Losses relating to the amount of revenue which was recognized prior to the Closing Date in connection with the GI Contract and/or Bracco Contract (the "Revenue Losses"). The amount of indemnifiable Loss shall equal 76% of the Revenue Loss. The Sellers shall have thirty (30) days after receipt of the proposed Revenue Loss Certificate to provide written notice to Buyers if, and to the extent it disagrees with the proposed Revenue Losses set forth in the Revenue Loss Certificate. If Sellers do not provide written notice of a disagreement with the Revenue Loss Certificate, then the Revenue Losses set forth therein shall be considered final, binding and conclusive on the Parties. If Sellers provide a notice disputing the amount of Revenue Losses, then Sellers' Accountant and Buyers' Accountant shall attempt to resolve the amount of the Revenue Losses. If Sellers' Accountant and Buyers' Accountant are unable to reach agreement after thirty (30) days of receipt by Buyers Accountant of the written dispute notice, then the dispute shall be submitted to a nationally recognized "Big Six" accounting firm or its successor (other than auditors used by the Sellers or the Buyers or any Affiliate of either written the part three
(3) years, or their successors) chosen by lot (the "Third Accounting Firm") which shall be instructed to arbitrate the disputed items and determine the final Revenue Losses within thirty (30) days. The fees and expenses of the Third Accounting Firm shall be borne equally by the Buyers and Sellers. The resolution of disputes by the Third Accounting Firm shall be set forth in writing and shall be conclusive and binding upon and non-appealable by the Parties and the determination of Revenue Losses shall become final upon the date of such resolution, and may be entered as a final judgment in any court of proper jurisdiction. KAS shall pay to Phoenix U.S. the final Revenue Losses within five
(5) days of the date of resolution. Amounts not paid when due shall bear interest from the date due until paid at a rate equal to the lower of (i) the Maximum Rate permitted by Applicable Law or (ii) two percent plus the prime rate of the Bank of Canada on the date payment is due. Amounts of Revenue Losses shall not be subject to the Threshold.

     10.4. INDEMNIFICATION BY THE BUYERS. Subject to the provisions of Section
10.5 and to the further provisions of this Section 10, Phoenix Canada and Phoenix U.S. shall jointly and severally indemnify all Seller Indemnified Parties, and hold them harmless from, against and in respect of, any and all the Buyers' General Liabilities. "Buyers' General Liabilities" shall mean all Losses resulting from, arising out of, or incurred by KAS or any of its Affiliates, or any of their respective successors or assigns and their respective directors, officers and employees (each a "Seller Indemnified Party") after the Closing Date in connection with (i) any breach of any of the representations or warranties made by the Buyers in this Agreement, (ii) any Default by the Buyers in respect of any of the covenants or agreements made by the Buyers in this Agreement, (iii) any attempt (whether or not successful) by any Person to cause or require a Seller Indemnified Party to pay or discharge any liability of, or claim against, the Buyers of any kind in respect of the operation of the Company or any Subsidiary after the Closing Date to the extent not specifically subject to an indemnity by the KAS under the terms of this Agreement, or (iv) any liability under Section 500 of the California Corporations Code directly resulting from liquidation distribution of the IBRD-Europe Purchase Price to KAS.

     10.5. LIMITATIONS ON OBLIGATION OF THE BUYERS TO INDEMNIFY.

          (a) The Buyers shall have no obligation to indemnify any Seller Indemnified Party based solely upon any breach by the Buyers of any representation or warranty as to which the Buyers have not received a Claim Notice within eighteen months after the Closing Date; provided, however, that the representations and warranties of the Buyers under Section 4.5 shall survive indefinitely and the representations and warranties of the Buyers under Sections
4.6 and 4.7 shall terminate at Closing.

          (b) Notwithstanding anything to the contrary contained in this Agreement, the Buyers shall not have any Liability for indemnification for breaches of representations and warranties under this Agreement unless the aggregate of all Losses relating thereto for which the Buyers would, but for this Section 10.5(b), be liable exceeds on a cumulative and aggregate basis $500,000 and then only to the extent of such excess, except for Sections 10.4(iv) and 11.3.

          (c) The maximum aggregate amount of indemnifiable Losses that may be recovered by the Seller Indemnified Parties from the Buyers for breaches of representations and warranties under this Article 10 shall not exceed $10,000,000, except for Sections 10.4(iv) and 11.3.

     10.6. PROCEDURES FOR INDEMNIFICATION.

          (a) Each Indemnified Party shall promptly give notice hereunder (the "Claim Notice") to the indemnifying Party and, to the extent applicable, in accordance with the Escrow Agreement, after becoming aware of any claim as to which recovery may be sought against the indemnifying Party because of the indemnity provided in this Article 10 or otherwise in this Agreement. The Indemnified Party shall provide the indemnifying Party with full and unrestricted access to all books and records relating to the claim, and to all employees or other persons who are knowledgeable about such claim, in order to allow the indemnifying Party to audit the status of such claim and the payments that have been or will be, made with respect thereto. After receiving such Claim Notice, the indemnifying Party shall have thirty (30) days from the delivery of the Claim Notice to notify the Indemnified Party that the indemnifying Party will assume the defense of any such claim or any litigation resulting from such claim; provided that if the period of time to respond, answer, defend or otherwise plead to any claim or other item is less than such thirty (30) day period, the Indemnified Party shall give prior notice to the indemnifying Party, who shall have the right to so respond, defend, answer or otherwise plead by giving timely notice to the Indemnified Party and if the indemnifying Party fails to give such timely notice to the Indemnified Party, the Indemnified Party, acting reasonably shall have the right to so respond, defend, answer or otherwise plead to such claim. If the indemnifying Party assumes the defense of the claim or litigation at issue, the Indemnified Party shall have the right to employ separate counsel in such claim or litigation and to participate in the defense or conduct thereof, but the fees and expenses of such counsel shall not be at the expense of the indemnifying Party unless (i) the indemnifying party shall have failed, within the time limits set forth in the preceding sentence, to assume the defense of such claim or litigation, (ii) the employment of such counsel has been specifically authorized in writing by the indemnifying Party,
(iii) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the indemnifying Party and such Indemnified Party and indemnifying Party shall have determined that there are material conflicting interests between the indemnifying Party and the Indemnified Party in the legal defense thereof and, in such event, each of legal counsel selected by the indemnifying Party and the Indemnified Party shall be required to cooperate fully with each other, (iv) the relief sought exceeds the indemnifying Party's maximum indemnification obligations under Article 10 hereof, or (v) equitable relief is being sought against any Indemnified Party. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such Claim Notice (or by delay by an Indemnified Party in giving such Claim Notice) unless, and then only to the extent that, the rights and remedies of the indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such Claim Notice. The Claim Notice required hereunder shall specify the basis for the claim for indemnification to the extent ascertainable at the time of the Claim Notice. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall include an estimate of the amount of the claim in the Claim Notice to be provided pursuant to this Section 10.6(a), accompanied by a statement therein that the claim has not yet been liquidated (an "Unliquidated Claim"). In the event that an Indemnified Party gives a Claim Notice for an Unliquidated Claim relating to or arising from the breach of a representation or warranty prior to the termination of the survival period of a representation or warranty set forth in this Section 10, such survival period shall be tolled with respect to such Unliquidated Claim until it becomes finally resolved pursuant to the provisions of this Article 10. If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice within thirty (30) days after the matter giving rise to the claim becomes finally resolved, and such second Claim Notice shall specify the amount of the claim.

          (b) Failure by the indemnifying Party to notify the Indemnified Party of its election to defend any such claim or litigation by a third party within thirty (30) days from the delivery of the Claim Notice to the indemnifying Party shall be deemed a waiver by the indemnifying Party of its right to defend such claim or litigation. If the indemnifying Party shall not assume the defense of any such claim by a third party or litigation resulting therefrom, the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, acting reasonably, and may settle such claim of litigation on such terms as it may deem appropriate, acting reasonably, without prejudicing its rights against the indemnifying Party provided for herein. The parties and their respective counsel shall provide reasonable cooperation and information in connection with any claim or litigation as to which indemnification is sought.

          (c) The indemnifying Party shall not, in the defense of such claim or any Action resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement, except with the written consent, which consent shall not be unreasonably withheld, of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim or Action or which would in any way restrict or impair the business of the Buyers, the Company, any Subsidiary or any Affiliate of any of the foregoing.

          (d) If an indemnifying Party does not, within thirty (30) days after its receipt of the Claim Notice required by Section 10.6(a) hereof or in accordance with the Escrow Agreement or, in the case of an Unliquidated Claim, within thirty (30) days after its receipt of the second Claim Notice described in Section 10.6(a), advise the Indemnified Party that the indemnifying Party denies the right of the Indemnified Party to indemnity in respect of the claim, then the amount of such claim shall be deemed to be finally determined between the Parties hereto. If the indemnifying Party notifies the Indemnified Party that it disputes any claim made by the Indemnified Party, then the Parties hereto shall endeavor to settle and compromise such claim, and if unable to agree on any settlement or compromise, such claim for indemnification shall be settled by appropriate arbitration in accordance with the terms of this Agreement, and any Liability established by reason of such settlement, compromise or litigation shall be deemed to be finally determined. Any claim that is finally determined in the manner set forth above shall be paid promptly by the indemnifying Party in cash.

     10.7. PAYMENT OF INDEMNIFICATION OBLIGATIONS. Each Party shall pay promptly to any Indemnified Party the amount of all Losses to which the foregoing indemnity relates.

     10.8. INTEREST ON UNPAID OBLIGATIONS. If all or part of any indemnification obligation under this Agreement is not paid when due, the indemnifying Party shall pay the Indemnified Party interest on the unpaid amount of such obligation for each day from the date the amount became due until it is paid in full, payable on demand, at the rate equal to the lower of (i) the maximum rate permitted by Applicable Law or (ii) two percent (2%) per annum plus the prime rate of Bank of Canada.

     10.9. EXCLUSIVE REMEDY. Except as otherwise provided in this Agreement, the provisions for indemnification set forth in this Article 10 are the exclusive remedies of the parties hereto with respect to the matters addressed in this
Article 10, except for the remedies for injunctive relief provided elsewhere herein and except for the indemnification obligations expressly provided elsewhere in this Agreement and except as set forth in Section 10.3(b).


                                   ARTICLE 11

                                      TAXES

     11.1. FINAL TAX RETURN.

          (a) KAS will prepare the Federal consolidated income tax return for each taxable year (including any short taxable year) ending on or before the Closing Date (individually and in the aggregate, the "Final Return") that includes the Company (including IBRD-U.K.), IBRD-Rostrum and IBRD Center for Clinical Research, Inc. (the "IBRD Group") consistent with the consolidated return regulations promulgated pursuant to the Code and in a manner that is substantially similar to all prior KAS consolidated Federal income tax returns. In preparing the Final Return, (i) the allocation of tax items as between the last period covered by the Final Returns and the period commencing immediately after the end of such last period shall be made pursuant to the general Code method in accordance with Treasury Regulations
Section 1.1502-76(b)(2)(i), and (ii) KAS shall not make any elections not made in prior returns nor shall it revoke any elections previously made, without the prior written consent of Phoenix U.S., which consent shall not be unreasonably withheld. KAS will present the draft Final Return to Phoenix
U.S. 45 days prior to its filing due date (with extensions) for the review and approval of Phoenix U.S., which shall not be unreasonably withheld.
Should Phoenix U.S. object to a reporting of an item or items of income, gain, loss, deduction or credit by sending written notice to KAS of such objection and the reasons therefor within 10 business days of receipt of the draft Final Return for review (the "Tax Notice"), the parties shall endeavor in good faith to reach an acceptable reporting position. If such agreement cannot be reached within 10 business days after receipt by KAS of the Tax Notice, the issue shall be reviewed and decided the Third Accounting Firm, taking into account the terms of this Agreement. If the decision of the Third Accounting Firm is not received by KAS by the day before the filing due date (with extensions) for the Final Return, then the Final Return shall be filed in the manner determined by KAS, and if the decision of the Third Accounting Firm requires a different action or treatment in respect of any item on the Final Return then KAS shall file an amended Final Return consistent with the decision of the Third Accounting Firm. The fees of such Third Accounting firm shall be paid by Phoenix U.S. unless such accounting firm determines that the Tax Notice is materially correct, in which case, KAS shall bear such fees.

          (1) Without limiting the foregoing, KAS shall not make an election pursuant to Treasury Regulation Section 1.1502-20 of Section 1502 of the Code (or any other regulation or successor thereto) to reattribute to KAS any portion of the net operating loss carryover and net capital loss carryover attributable to any member of the IBRD Group.

          (2) Without the prior written consent of KAS, which consent shall not be unreasonably withheld, (i) a Buyer shall make no Code Section 338(g) election with respect to any IBRD-Europe Subsidiary.

          (3) Buyers and KAS acknowledge that the liquidation of IBRD-Rostrum and the sale of the IBRD-Europe Shares by the Company will be includible in the Final Return. Buyers agree not to cause the Company or any Subsidiary to take any action outside the ordinary course of business on either Closing Date (or to allow any such action to occur with respect to any IBRD-Europe Subsidiary once the Canadian Closing has occurred or with respect to the Company or any Subsidiary once the U.S. Closing has occurred), unless all Tax consequences of any such action shall be (i) reported under the "next day rule" of Treasury Regulations
     Section 1.1502-76(b)(1)(ii)(B) or (ii) if such rule is not applicable, treated for all purposes as having occurred on the first day after the Closings have occurred.

          (b) Buyers shall deliver to KAS any refund of Tax received by Buyers, the Company or any Subsidiary after the Closing Date attributable to any Taxes paid for any period ending on or before the Closing Date, and KAS shall deliver to Buyers any refund of income Tax received by KAS, in its capacity as common parent and agent of the Company and Subsidiaries, as a result of any carryback of net operating loss or other similar item attributable to activities after the U.S. Closing Date. KAS and the Buyers shall not have any obligation to seek any such refunds but shall cooperate as reasonably required with the efforts of the other to do so. Nothing in this

Agreement shall require Buyer to incur any costs with respect to a refund that will be delivered to KAS, and a refund that is derived or available because of a payment between IBRD-U.K. and IBRD-Rostrum Global Limited with respect to Group Relief, ACT or Taxation Refund, shall be retained by such Subsidiary and shall not be deliverable to KAS.

          (c) All state and local Tax Returns for any member of the IBRD Group not filed prior to the date of this Agreement for periods that end before or on the U.S. Closing Date (the "Final State and Local Tax Returns") shall be prepared by KAS in a manner consistent with the principles for preparation of the Final Return set forth above and substantially similar to the same prior state and local Tax Returns. KAS shall not make any elections not made in prior returns nor shall it revoke any elections previously made, without the prior written consent of Phoenix U.S., which consent shall not be unreasonably withheld. Such Final State and Local Tax Returns shall be submitted to Phoenix U.S. for review and approval, which shall not be unreasonably withheld, in the same manner and subject to the same procedures as described in 11.1(a) above.

          (d) All non-U.S. tax returns for any of IBRD-Europe for periods that end before or on the Canadian Closing Date, and which are due after such date shall be completed by Phoenix Canada, or its agents. If any such returns are due prior to the Closing of the Canadian Acquisition, they shall be prepared by the relevant company. In either case, such Tax Returns shall be prepared in a manner consistent with prior returns and the principles for preparation of the Final Return set forth above, and the company shall allow Phoenix Canada or KAS, as the case may be, to review and approve such returns prior to the filing, which approval shall not be unreasonably withheld.

          (e) The Buyers shall, in accordance with Applicable Law, prepare or cause to be prepared each Tax Return for the Company and each Subsidiary for any period that includes but does not end upon the U.S. or Canada Closing Date as applicable (such period the "Straddle Period," such Tax Return the "Straddle Period Return"), in a manner consistent with prior such Tax Returns filed by or on behalf of the Company and Subsidiaries. Except for (A) Taxes reserved for on the September Balance Sheet or incurred in the ordinary course of business from such date up to and including the Closing Date that have been accrued or reserved for in the Books and Records of the Company or any Subsidiary, (B) Taxes which Buyers are required to pay pursuant to Sections and 11.3 and 13.2 and (C) Taxes as to which disclosure is made in SCHEDULE 3.14 other than items set forth in SCHEDULE 10.2, KAS shall pay the Taxes reported on a Straddle Period Returns that are allocable to the portion of the Straddle Period ending on the U.S. or Canada Closing Date. Such allocation of Taxes based on income shall be done on the "closing of the books" basis; all other allocations of Taxes shall be allocated based on the days in the Straddle Period. The Buyers shall present the Straddle Period Return to KAS for review and approval, which shall not be unreasonably withheld, in accord with the procedures set forth in
Section 11.1(a) above.

     11.2. AUDITS AND TAX LITIGATION. KAS shall have control over any audit, examination, appeal, and Tax Court or other Action relating to any Tax Return required to be filed by KAS hereunder, and any Tax Return filed before Closing with respect to which KAS or Kuraya may have Liability to a Buyer or any other person under this Agreement or otherwise, and Buyers shall execute, verify, acknowledge and deliver any and all powers of attorney and other documents and instruments necessary for KAS to exercise such control; provided, however, that Buyers shall have the right to participate in any such events, at Buyers' expense, and provided further that KAS shall not enter into any settlement or closing agreement with respect to Taxes without the prior written consent of Buyers, which shall not be unreasonably withheld. Buyers shall have control over any audit, examination, appeal, and Tax Court or other Action relating to any Straddle Period Return or other Tax Return not filed by KAS that relates to any Taxes for which KAS or Kuraya may have Liability to a Buyer or any other person under this Agreement or otherwise; provided, however, that KAS shall have the right to participate in any such events, at its expense solely as it relates to an indemnifiable item, and provided further that Buyers shall not enter into any settlement or closing agreement with respect to such item without the prior written consent of KAS, which shall not be unreasonably withheld.

     11.3. TAX INDEMNITY. Without regard to any limitation expressed in Article 10, (i) Buyers shall, jointly and severally, indemnify KAS, and hold KAS harmless from, against and in respect of, any and all Excess Tax Liabilities, and Buyers shall pay to KAS the Gross-Up Amount with respect to any and all Excess Tax Liabilities. "Excess Tax Liabilities"shall mean all Losses with respect to Taxes incurred by KAS for Taxes as a result of the Transactions, to the extent such Losses exceed the amount, if any, of the total liability for Taxes that KAS would have incurred if the Transactions had been structured as a sale by KAS of the IBRD-U.S. Shares for the Purchase Price instead of as (1) first a sale by the Company of the IBRD-Europe Shares for the IBRD-Europe Purchase Price and (2) then a sale by KAS of the IBRD-U.S. Shares for the balance of the Purchase Price; provided, however, that Buyers shall have no obligations under this Section 11.3 to the extent the Loss arose because the tax basis of the IBRD-Europe Shares (as determined for federal or state purposes) to the Company is, at the time of the Canadian Acquisition, less than $9,000,000 in the aggregate. "Gross-Up Amount" shall the amount required to be paid to KAS such that, after taking into account all Taxes incurred by KAS by reason of both
(i) indemnification of KAS in respect of the Excess Tax Liabilities and (ii) the Gross-Up Amount, KAS shall have received a net amount after payment of such Taxes equal to the Excess Tax Liabilities. Section 10.3(h) shall apply in calculating the Losses under this paragraph, and nothing in this paragraph shall be deemed to override Section 5.4.

                                   ARTICLE 12

                            TERMINATION OF AGREEMENT

     12.1. TERMINATION. This Agreement may be terminated prior to the Closings as follows:

          (a) at the election of KAS, if any one or more of the conditions to its obligation to close has not been fulfilled by March 1, 1998;

          (b) at the election of the Buyers, if any one or more of the conditions to its obligation to close has not been fulfilled by March 1, 1998;

          (c) at the election of KAS, if the Buyers has materially breached any material representation, warranty, covenant or agreement contained herein;

          (d) at the election of the Buyers, if KAS or Kuraya has materially breached any material representation, warranty, covenant or agreement contained herein;

          (e) at the election of KAS on the one hand, or the Buyers, on the other hand, if any action shall have been instituted and be continuing by any Governmental Authority with proper authority to restrain, modify or prohibited carrying out of the transactions contemplated hereby;

          (f) at any time on or prior to the Closing Date, by mutual written consent of KAS and the Buyers; or

          (g) at the election of the Buyers pursuant to Section 5.5 hereof.

     If the Buyers or KAS, as the case may be, elects to terminate this Agreement pursuant to Section 12.1(a), (b), (c), (d), (e) or (g) hereof, the terminating party shall deliver a notice to the other party hereto declaring its election to so terminate this Agreement in accordance with the provisions of
Section 12.1(a), (b), (c), (d), (e) or (g), as the case may be, and setting forth therein the basis for such termination.

     If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 12.2 hereof.

     12.2. SURVIVAL. If this Agreement is terminated, this Agreement shall become void and of no further force and effect, except for the provisions of this Agreement relating to the obligation of the Buyers to keep confidential and not to use certain information and data obtained by it from KAS or any Affiliate thereof and except for the provisions of Sections 5.4 and 6.2 hereof, Article 10, this Article 12 and Articles 13 and 14 hereof. None of the parties hereto shall have any liability in respect to a termination of this Agreement pursuant to this Article 12, except to the extent that failure to satisfy the conditions of Articles 7 or 8, as applicable, results from the intentional or willful breach or violation of the representations, warranties, covenants or agreements of such party under this Agreement. For purposes of the preceding sentence, the failure of any party to comply with its respective obligations under Article 1 promptly after all conditions to such compliance shall have been fulfilled, shall constitute an intentional or willful violation of the agreement herein contained by such failing party.

     12.3. RETURN OF MATERIALS. If this Agreement is terminated for any reason whatsoever, each party shall return to the other all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby and will use all reasonable efforts, including instructing its employees, agents and representatives and others who have had access to such information, to keep confidential and not to use any such information, unless such information is now, or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public.


                                   ARTICLE 13

                                  MISCELLANEOUS

     13.1. NOTICES. Any notice or other communication required or permitted hereunder or under any Transaction Document shall be in writing, shall be delivered personally, by facsimile transmission or by overnight courier, shall be deemed given upon receipt if delivered personally, or upon confirmation of receipt, if given by facsimile, or on the first business day following delivery by overnight courier, if delivered by overnight courier, and shall be as follows:

          (a)  If to either Buyer to:

               Phoenix International Life Sciences (U.S.) Inc.
               Phoenix International Life Sciences Inc.
               2350 Cohen Street
               Saint-Laurent (Montreal) Quebec
               Canada H4R 2N6
               Attention: Chief Executive Officer
               Telecopier: (514)333-7306
               with a copy to:

               Pepper, Hamilton & Scheetz LLP
               1235 Westlakes Drive, Suite 400
               Berwyn, PA 19312
               Attention: James D. Rosener, Esquire
               Telecopier: (610) 640-7835

          (b)  If to KAS or Kuraya to:

               Kuraya American Systems Inc.
               3625 Del Amo Blvd., Ste. 180
               Torrance, CA
               90503 Attention: Mr. Gerry Shishido, Vice President
               Telecopier: (310)
               542-4175

               with a copy to:
               Sheppard, Mullin, Richter & Hampton
               LLP 333 South Hope Street 48th Floor
               Los Angeles, California 90071
               Attention: Scott J. Lochner, Esq.
               Telecopier: (213) 620-1398

     Any party may, by notice given in accordance with this Section 13.1 to the other parties, designate another address or person for receipt of notices hereunder.

     13.2. TAXES. The Buyers shall pay all sales, use, transfer, stock transfer, and other similar taxes and fees arising out of or in connection with the transactions contemplated hereby, and the Buyers shall cooperate with KAS in filing all necessary documentation and tax returns with respect to such taxes and fees.

     13.3. ENTIRE AGREEMENT. This Agreement (including the Schedules hereto), the Transaction Documents and the Confidentiality Agreement contain the entire agreement of the parties with respect to the purchase of the Shares and related transactions, and supersedes all prior agreements, representation and warranties, written or oral, with respect thereto.

     13.4. WAIVERS AND AMENDMENTS. Except as provided for in Section 5.5, this Agreement and each Transaction Document may be amended, superseded, canceled, renewed or extended, and the terms hereof or thereof may be waived, only by a written instrument signed by each of the parties hereto or thereto or, in the case of a waiver, by the party waiving compliance. The failure of a party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement or any Transaction Document shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition. No waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

     13.5. GOVERNING LAW. This Agreement and each Transaction Document shall be governed by and construed in accordance with the substantive and procedural laws of the State of California without regard to California conflict of law rules. Each of the Parties hereby consents to the exclusive jurisdiction of any state or federal court located in Los Angeles, California. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, other than a claim for specific performance or injunctive relief, shall be settled by arbitration before a single arbitrator in the State of California in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All costs associated with such arbitration shall be borne equally by the parties to the dispute, except that each party shall bear the costs of its own attorneys and experts (except as otherwise provided in this Agreement).

     13.6. REFERENCE TO U.S. DOLLARS. All references in this Agreement and in any Transaction Document to amounts of money expressed in dollars are references to United States dollars, unless otherwise indicated.

     13.7. BINDING EFFECT; ASSIGNMENT. This Agreement and each Transaction Document shall be binding upon and inure to the benefit of the parties and their respective permitted successors and permitted assigns. Neither this Agreement or any Transaction Document, nor any of the rights hereunder or thereunder, may be assigned by any party, nor may any party delegate any obligations hereunder or thereunder, without the written consent of the other party hereto or thereto. Any non-permitted assignment or attempted assignment shall be void. Notwithstanding the foregoing, KAS may assign this Agreement and the Transaction Documents, and any of its rights hereunder or thereunder, and may delegate any of its obligations hereunder or thereunder, to Kuraya Corporation or any Affiliate thereof and the Buyers may assign this Agreement to any of its Affiliates.

     13.8. NO THIRD PARTY BENEFICIARIES. Nothing herein is intended or shall be construed to give any person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, except as otherwise provided herein.

     13.9. COUNTERPARTS. This Agreement and each Transaction Document may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof or thereof each signed by less than all, but together signed by all of the parties.

     13.10. SCHEDULES AND EXHIBITS. The schedules and exhibits attached to this Agreement or to any Transaction Document are a part hereof or thereof, as applicable, as if fully set forth herein or therein.

     13.11. HEADINGS. The heading herein or in any Transaction Document are for reference only and shall not affect the interpretation of this Agreement or such Transaction Document.

     13.12. PUBLICITY. All notices to third parties and all other publicity concerning the transactions contemplated hereby or by any Transaction Document shall be jointly planned and coordinated by the Buyers and KAS provided, however, that any of the Buyers, KAS or Kuraya may issue any press release or public announcement in form and content as the issuing party determines is required by Applicable Law.

     13.13. SEVERABILITY. Whenever possible, each provision of this Agreement and any Transaction Document shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any Transaction Document is held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such Transaction Document.

     13.14. CONFIDENTIAL INFORMATION. The parties acknowledge that the transactions described herein are of a confidential nature and shall not be disclosed except to each party's respective Affiliates, consultants and advisors, or as required by law, until such time as the parties make a public announcement regarding the transactions in accordance with Section 13.12 hereof. Each party shall treat such information as confidential, preserve the confidentiality thereof and not duplicate or use such information, except to Affiliates, advisors and consultants in connection with the transactions contemplated hereby or by any Transaction Document. KAS, at a time and in a manner which reasonably determines and after prior notice to and consultation with the Buyers, may notify employees of the Company and the Subsidiaries of the fact of the subject transaction.

     13.15. WAIVER OF CONFLICT. The Buyers acknowledge that KAS, the Company and each Subsidiary have been jointly represented by Sheppard, Mullin, Richter & Hampton LLP in connection with this transaction and in other matters, and each Buyer hereby agrees to waive on behalf of itself, the Company and each Subsidiary any and all conflicts of interest and privileges that may apply to any future representation by such firm of KAS or its Affiliates in connection with disputes arising from the transactions contemplated hereby or in connection with any other matters.

     13.16. INJUNCTIVE RELIEF. The Buyers acknowledge that the provisions of this Agreement or the Confidentiality Agreement requiring the Buyers (or any Affiliate of the Buyers) to keep certain information confidential (the "Confidentiality Provisions") are reasonable and necessary to protect the interests of KAS and Kuraya, that any violation of the Confidentiality Provisions will result in an irreparable injury to KAS and Kuraya and that damages at law would not be reasonable or adequate compensation to KAS and Kuraya for such violation. Accordingly, in the event of any breach or threatened breach by the Buyers (or any Affiliate of the Buyers) of the Confidentiality Provisions, KAS and Kuraya shall be entitled to injunctive or other equitable relief (from a Los Angeles County Court), restraining the Buyers (or any Affiliate of the Buyers), as applicable, from engaging in conduct that would constitute a breach of the Confidentiality Provisions. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages. In addition to any other available remedies, KAS and Kuraya shall be entitled to have the Confidentiality Provisions specifically enforced by preliminary and permanent injunctive relief without the necessity of proving actual damages or posting a bond or other security and to an equitable accounting of all earnings, profits and other benefits arising out of any violation of the Confidentiality Provisions.

     13.17. VENUE. The parties hereby agree that any action, suit arbitration or other proceeding arising out of or related to this Agreement or any Transaction Document or the relationship created hereby or thereby shall be conducted only in Los Angeles County, California. Each party hereby irrevocably consents and submits to the personal jurisdiction of and venue in United States District Court for the Central District of California and in the Superior Court and Municipal Court for Los Angeles County in any legal action, equitable suit or other proceeding arising out of or related to this Agreement or any Transaction Document, the negotiations thereof or the relationship between the parties created hereby or thereby.


                                   ARTICLE 14

                                   DEFINITIONS

     14.1. CERTAIN DEFINED TERMS. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

          "Action" means any action, suit, proceeding or investigation (provided that such investigation is by a Governmental Authority).

          "Affiliate" has the meaning set forth in Regulation 12B of the Securities Exchange Act of 1934, as amended, as applicable to "affiliate."

          "Applicable Law" means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule or regulation of any Governmental Authority applicable to such Person.

          "Code" means the Internal Revenue Code of 1986, as it may be amended from time to time, and any successor thereto.

          "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any Person or its property under Applicable Law.

          "Default" means (i) a breach, default or violation, (ii) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (iii) with respect to any contract, agreement or understanding, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

          "Disclosure Schedule" means a schedule prepared and delivered by KAS to the Buyers pursuant to this Agreement that sets forth the exceptions to the representations and warranties of KAS and Kuraya contained herein. Unless the context clearly indicates otherwise, each reference herein to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule.

          "Employee Benefit Plan" means a written pension, retirement profit-sharing, deferred compensation, bonus, incentive, performance, stock option, phantom stock, stock purchase, restricted stock, medical, hospitalization, vision, dental or other health, life, disability, severance, termination or other employee benefit plan, program, arrangement, agreement or policy to which the Company or any Subsidiary contributes or is obligated to contribute or is a party or is bound or under which the Company or any Subsidiary may have any liability and under which present or former employees of the Company or any Subsidiary (or their beneficiaries or dependents) are eligible to participate or to continue to accrue a benefit.

          "Encumbrances" means any lien, mortgage, security interest, license right, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

          "Environmental Law" means any Applicable Law (including but not limited to the Clean Water Act, 33 U.S.C. Sections 1251 ET SEQ., the Toxic Substances Control Act, 15 U.S.C. Sections 2601 ET SEQ., the Clean Air Act, 42 U.S.C. Sections 7401 ET SEQ., the Safe Drinking Water Act, 42 U.S.C. Sections 300f ET SEQ., the Comprehensive Environmental

     Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 ET SEQ., the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 ET SEQ., the River and Harbor Act, 33 U.S.C. Section 407, and the Occupational Safety and Health Act, 29 U.S.C. Sections 651 ET. SEQ., each as may be amended from time to time), Court Order (whether or not by consent), any duties imposed by applicable common law and any applicable provision or condition of any Governmental Permit relating to
     (i) the protection of the environment, employees or the public welfare from actual or potential exposure (or the effects of exposure) to any actual or potential release, discharge, disposal or emission (whether past or present) of any Hazardous Substance or (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substance.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA Affiliate" means (i) a member of any "controlled group," as defined in Section 414(b) of the Code, of which the Company is a member,
     (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the Code) with the Company, or
     (iii) a member of any affiliated service groups (within the meaning of Section 414(m) of the Code) of which the Company is a member.

          "Escrow Agent" means a party mutually selected by the Parties to hold funds pursuant to the terms of the Escrow Agreement.

          "Escrow Agreement" means the Escrow Agreement among KAS, the Buyers and the Escrow Agent to be entered into effective as of the Closing Date, substantially in the form of EXHIBIT A.

          "FTC" means the Federal Trade Commission.

          "GAAP" means generally accepted accounting principles of the United States of America consistently applied.

          "Governmental Authority" means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority or instrumentality, or any regulatory, administrative or other agency, or any political or other subdivision, department or branch of any of the foregoing.

          "Governmental Permits" means all governmental permits, licenses, registrations, certificates of occupancy, orders, approvals and other governmental authorizations.

          "Hazardous Substances" means any toxic or hazardous gaseous, liquid or solid material or waste that may or could pose a hazard to the environment or human health or safety including (i) any "hazardous substances" as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 ET SEQ., (ii) any "extremely hazardous substance," "hazardous chemical" or "toxic chemical" as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Sections 11001 ET SEQ., (iii) any "hazardous waste," as defined under the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 ET SEQ., (iv) any "pollutant," as defined under the federal Water Pollution Control Act, 33 U.S.C. Sections 1251 ET SEQ., as any of such laws in clauses (i) through (iv) may be amended from time to time, and (v) any regulated substance or waste under any Laws or Court Orders that currently exist or that may be enacted, promulgated or issued in the future by any federal, state or local governmental authorities concerning protection of the environment or the public welfare.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Indemnified Party" means either a Seller Indemnified Party or a Buyer Indemnified Party, as the context so requires.

          "Intellectual Property" means any and all copyrights, patents, trademarks, technology rights and licenses, logos, trade names, trade secrets, franchises, know-how, inventions, methods, techniques and other intellectual property used, in whole or in part, directly or indirectly, by the Company or any Subsidiary.

          "ISRA" means New Jersey Industrial Site Recovery Act, as amended, and the rules and regulations promulgated thereunder.

          "Justice" means the Antitrust Division of the Department of Justice.

          "Knowledge of the Buyers" means to the knowledge or understanding of Dr. John W. Hooper or Jean-Yves Caloz, including any knowledge or understanding that each of them should have gained upon reasonable inquiry with respect to the performance of their respective duties and responsibilities.

          "Knowledge of Seller, KAS or Kuraya" means to the knowledge or understanding of Malcolm VandenBerg, Thomas B. Semler, Lynda Wight, Susan Thornton, Sally Claybourn Evans, Sharon Anderson, Gerry Shishido, C. Shishido, or K. Yamazaki including any knowledge or understanding that each of them should have gained upon reasonable inquiry with respect to the performance of their respective duties and responsibilities. As to KCAS or Bath, Knowledge of Seller shall not imply any duty to make inquiry with respect to a particular matter.

          "Leased Real Property" means the real property that is the subject of the leases set forth in SCHEDULE 3.15(D).

          "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

          "Losses" means all losses, costs, claims, Liabilities, demands, fines, judgments, penalties, damages and expenses of any nature whatsoever, including interest which may be imposed in connection therewith and court costs and reasonable fees and disbursements of counsel and consultants of every kind, nature and description charged to or incurred by them in connection therewith.

          "Material Adverse Effect" means, with respect to any Person, any significant and substantial adverse effect in the financial condition, business, results of operations, assets, liabilities or operations of such Person.

          "Party" means KAS, Kuraya, the Company, IBRD-Rostrum, Phoenix Canada, Phoenix U.S., individually, as the context so requires, and the term "Parties" means KAS, Kuraya, the Company, IBRD-Rostrum, Phoenix Canada and Phoenix U.S., collectively.

          "Person" means an individual corporation, partnership, association, trust, estate or other entity or organization, including a Governmental Authority.

          "Software" means any computer software of any nature whatsoever, including all systems software, all applications software, whether for general business usage (e.g., accounting, finance, word processing, graphics, spreadsheet analysis, etc.) or specific, unique-to-the-business of the Company or any Subsidiary usage and all computer operating, security or programming software, that is owned by or licensed to the Company or any Subsidiary or used, in whole or in part, directly or indirectly, or has been developed or designed for or is in the process of being developed or designed for use, in whole or in part, directly or indirectly, in the conduct of the business of the Company or any Subsidiary, and any and all documentation and object and source codes related thereto.

          "Taxes" shall mean (i) any tax, charge, fee, levy or other assessment including, without limitation, any net income, gross income, gross receipts, sales, use, value added tax, ad valorem, transfer, franchise, profits, payroll, employment, social security, unemployment, excise, estimated, stamp, occupancy, occupation, property or other similar taxes, including any interest or penalties thereon, and additions to tax or additional amounts imposed by any federal, state, local or foreign governmental authority, domestic or foreign (a "Taxing Authority") or (ii) any liability for the payment of any taxes, interest, penalty, addition to tax or like additional amount resulting from the application of Treasury Regulation Section 1.1502-6 or comparable Requirement of Law.

          "Transaction Document" means, when used in reference to a particular Person, any agreement, document or instrument to be executed by such Person in connection with the transactions contemplated hereby.

          "Transactions" means the sale of the Shares and the other transactions contemplated by the Transaction Documents.

          "Unliquidated Claim" is defined in Section 10.6(a).


     14.2. Other Defined Terms. The following terms are defined in the Section set forth opposite such term.


              TERM                                        SECTION
              ----                                        -------
     Acquisition                                          Recitals
     Agreement                                            Recitals
     Backlog                                              3.6
     Bath                                                 Recitals
     Books and Records                                    3.7
     Bracco Contract                                      10.3
     Buyer or Buyers                                      Recitals
     Buyers' Accountant                                   2.5
     Buyers' General Liabilities                          10.4
     Buyer Indemnified Party                              10.2
     Canada Acquisition                                   Recitals



              TERM                                        SECTION
              ----                                        -------
     Canada Closing                                       2.1
     Canadian Securities Commission                       4.6
     Claim Notice                                         10.6
     Closings or Closing Date                             2.1
     Company                                              Recitals
     Company Audited Balance Sheet                        3.6
     Company Financial Statements                         3.6
     Company Interim Balance Sheet                        3.6
     Company Interim Balance Sheet Date                   3.6
     Company Interim Financial Statements                 3.6
     Company Policies                                     2.5
     Company Year-End Financial Statements                3.6
     Confidential Information                             9.2
     Confidentiality Agreement                            6.6
     Confidentiality Provisions                           13.16
     Contracts                                            3.15
     Divested Operations                                  2.4
     Earned Cash                                          2.5
     Earned Cash Certificate                              2.5
     Earn-Out Payment                                     1.3
     Earn-Out Restricted Transaction                      2.4
     EBITDA Arbitrator                                    2.4
     EBITDA Dispute Notice                                2.4
     EBITDA Financial Statements                          2.4
     Environmental Assessment                             5.1
     Environmental Condition                              3.23
     Escrow Amount                                        2.3
     Excess Tax Liabilities                               11.3
     Final Return                                         11.1
     Final State and Local Tax Returns                    11.1
     GI Contract                                          10.3
     Gross up Amount                                      11.3
     IBRD-Europe                                          Recitals
     IBRD-Europe Purchase Price                           1.2
     IBRD-Europe Shares                                   Recitals
     IBRD-France                                          Recitals
     IBRD-Germany                                         Recitals
     IBRD Group                                           11.1
     IBRD-Japan                                           3.29
     IBRD-Rostrum                                         Recitals
     IBRD-U.K.                                            Recitals



              TERM                                        SECTION
              ----                                        -------
     IBRD-U.S. Shares                                     Recitals
     Insurance Proceeds                                   10.3
     KAS                                                  Recitals
     KAS Dividend                                         Recitals
     KCAS                                                 Recitals
     Kuraya                                               Recitals
     Liquidation                                          Recitals
     Net Debt Adjustment                                  2.5
     Net Debt Amount                                      7.8
     Phoenix Canada                                       Recitals
     Phoenix Securities Reports                           4.6
     Phoenix U.S.                                         Recitals
     Preliminary Earned Cash                              2.5
     Preliminary Earned Cash Certificate                  2.5
     Professional Liability Insurance Policy              7.10
     Purchase Price                                       1.2
     Reference Period                                     2.4
     Related Parties                                      3.31
     Revenue Certificate                                  10.3
     Revenue Losses                                       10.3
     Seller or Sellers                                    Recitals
     Sellers' Accountant                                  2.5
     Sellers' General Liabilities                         10.2
     Seller Indemnified Party                             10.4
     Shares                                               Recitals
     Straddle Period                                      11.1
     Straddle Period Return                               11.1
     Subsidiary                                           Recitals
     Supplemental Notice                                  5.5
     Tax Notice                                           11.1
     Tax Returns                                          3.14
     Tax Sharing Agreement                                3.14
     Third Accounting Firm                                10.3
     Threshold                                            10.3
     Unliquidated Claim                                   10.6
     U.S. Acquisition                                     Recitals
     U.S. Closing                                         2.1
     U.S. Purchase Price                                  1.2
     1998 EBITDA                                          2.4
     1998 EBITDA Target                                   2.4


     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

                        KURAYA AMERICAN SYSTEMS INC.,
                        a California corporation


                        By  /s/ Gerry Shishido
                          ----------------------------------------------
                          Gerry Shishido, Vice President
                        ------------------------------------------------
                        Printed Name and Title

                        KURAYA CORPORATION,
                        a corporation organized under the laws of Japan


                        By  /s/ Osamu Takumiva
                          ----------------------------------------------
                          Osamu Takumiva, Executive Vice President
                        ------------------------------------------------
                        Printed Name and Title

                        IBRD-ROSTRUM GLOBAL, INC.,
                        a Delaware corporation


                        By /s/ Gerry Shishido
                          ----------------------------------------------
                          Gerry Shishido, Vice President
                        ------------------------------------------------
                        Printed Name and Title

                        IBRD-ROSTRUM EUROPE, INC.,
                        a Delaware corporation


                        By /s/ Gerry Shishido
                          ---------------------------------------------------
                        Gerry Shishido, President and Chief Executive Officer
                        -----------------------------------------------------
                        Printed Name and Title

                        PHOENIX INTERNATIONAL LIFE SCIENCES
                        (U.S.) INC., a Delaware corporation


                         By /s/ Jean-Yves Caloz
                           ----------------------------------------------
                         Jean-Yves Caloz, Treasurer
                         ------------------------------------------------
                         Printed Name and Title

                         PHOENIX INTERNATIONAL LIFE SCIENCES
                         INC., a corporation organized under the laws of Quebec, Canada


                         By  /s/ Jean-Yves Caloz
                           ------------------------------------------------
                           Jean-Yves Caloz, Senior Vice President and Chief Financial Officer
                         --------------------------------------------------
                         Printed Name and Title

                                  ATTACHMENT A

Without limiting Section 3.14, the following additional representations and warranties are made with respect to IBRD-Rostrum Group Ltd., IBRD-Rostrum Global Ltd. and Bath Clinical Trials Ltd., each a "UK Company." Statements herein with respect to Bath Clinical Trials Ltd. are made to the Knowledge of KAS.

DEFINITIONS

       "ACCOUNTING DATE"

       This means the financial year end date which for both of the UK Companies is 31 December.

       "AUDITED ACCOUNTS"

       The Audited Accounts of the Company for the accounting reference period ended on the Accounting Date.

       "EVENT"

       Any event, act, transaction or omission of whatever nature and includes without limitation any change in the residence of any person and a failure to distribute.

       "ICTA 1988"

       Income and Corporation Taxes Act 1988.

       "IHTA 1984"

       Inheritance Tax Act 1984.

       "REVENUE"

       The Board of the Inland Revenue.

       "TAXATION"

       Any form of taxation, duty, levy, impost, charge, national insurance or other similar contribution, or rates, created or imposed by any governmental, state, federal, local, municipal or other body, in the United Kingdom including any payment which the Company may be or become bound to make or obliged to account for to any person in respect of taxation and also including any related penalty, interest, fine or surcharge.

       "TCGA 1992"

       The Taxation Chargeable Gains Act 1992.

       "VATA 1994"

       Value Added Tax Act 1994; and

1.     RETURNS AND INFORMATION

1.1 All returns, computations, notices and information which are or have been required to be made or given by each UK Company to a UK governmental authority for each Taxation purpose

       1.1.1 have been made or given within the requisite periods required by law and on a correct and proper basis proper basis in all material respects filed; and

       1.1.2 none of them is or is likely to be, the subject of any material dispute with the Revenue except that in relation to the 1995 return there is an open issue regarding a covenant not to compete

       1.1.3 did not improperly claim any relief, allowance, deduction or credit so as to result in the likelihood of a relief claimed being disallowed or the imposition or assessment or increased assessment (including any claim for any penalty, interest, surcharge or fine) for the periods covered.

1.2 Each UK Company has paid all Taxation which it has become liable to pay and is not, and has not in the six years ending on the date of this Agreement been, liable to pay a penalty, surcharge, fine or interest in connection with Taxation or the submission or failure to submit any returns.

1.3. Each UK Company is in possession of sufficient information or has reasonable access to such information to enable it to compute its liability to Taxation insofar as it depends on any Event occurring on or before the Closing Date and the books and records of each UK Company contain sufficient detail in appropriate form to enable the Taxation liability of such UK Company to be established in all material respects and to determine the Taxation consequences in all material respects which would arise on any disposal or realization of any asset owned at the Accounting Date or acquired since that date but before the Closing Date.

1.4 No Taxation authority has, to the Knowledge of KAS, investigated or indicated in writing to a U.K. Subsidiary that it intends to investigate the Taxation affairs of any UK Company or carried out any audit in relation to the Taxation affairs of a UK Company.

1.5 All material Taxation liabilities of each UK Company including contingent and deferred liabilities as at the Accounting Date are fully and properly provided for or reserved in the Audited Accounts.

1.6 The execution or completion of this Agreement will not result in any profit or gain being deemed to accrue to any of the UK Companies for Taxation purposes whether under Section 178, or 179 TCGA 1992 or otherwise.

1.7 SCHEDULE 3.14 sets out full particulars of any special agreement or arrangement currently in place between the UK Company and the Revenue as a result of which such UK Company is permitted not to comply with its statutory obligations.

1.8 No Event has occurred as a result of which the Company has or may become liable to pay or to bear any Taxation which is primarily or directly chargeable against or attributable to any person, firm or company other than the Company.

1.9 No notice has been given to the Company or any UK Company or enquiry made nor are pursuant to Section 770 ICTA 1988, other than an enquiry concerning transfer pricing between UK Companies and the German and French IBRD Subsidiaries..

2.     TAXATION CLAIMS, LIABILITIES AND RELIEFS

2.1 SCHEDULE 3.14 sets forth all matters rating to Taxation in respect of which each UK Company (either alone or jointly with any other person) has, or at the Closings will have an outstanding entitlement in relation to any accounting period commencing prior to Closing to make.

       2.1.1  any claim for relief,

       2.1.2 any application to make an election, including an election for one type of relief, or one basis, system or method of Taxation, as opposed to another,

       2.1.3  any appeal or further appeal against an assessment to Taxation;
              and

       2.1.4 any application for the postponement of, or payment by instalments of, Taxation; or to disclaim or require the postponement of any allowance or relief;

2.2 No relief from Taxation (whether by way of deduction, reduction, set off, exemption, postponement, rollover, holdover, repayment or allowance or otherwise) from, against or in respect of any Taxation has been given to any UK Company by Revenue which properly should be effectively withdrawn, postponed, restricted, clawed back or otherwise lost as a result of any act or omission of a UK Company.


3      CLOSE COMPANIES

3.1 No UK Company is, nor has never been since the acquisition of IBRD-Rostrum Group, Ltd by IBRD-Rostrum Europe, Inc., a close company.

4.     DISTRIBUTIONS

4.1 No UK Company has failed to treat as a distribution any amount which ought to have been so treated for Taxation purposes.

4.2 No UK Company has made any distribution for Taxation purposes since the Accounting Date.

4.3 Since the acquisition of IBRD-Rostrum Group Ltd. by IBRD-Rostrum Europe, Inc., none of the UK Companies have made a repayment of share capital to which Section 210 ICTA 1988 (bonus issue following repayment of share capital) applies or issued share capital as paid up other than by the receipt of new consideration within the meaning of Part VI ICTA 1988 (company distributions, tax credits etc.).

5.     COMPANY RESIDENCE

       Each UK Company has been resident for tax purposes in the United Kingdom and nowhere else at all times since its incorporation and will be so resident at Closing.

6.     GROUP RELATIONSHIPS

6.1 No UK Company has ever been a member of any group (other than the Group comprised of the three UK Companies) for any Taxation purpose.

6.2 No UK Company is liable to make a payment for Group Relief, ACT or Taxation Refund surrendered to it, provided, however, the Audited Accounts have been prepared based on the assumption that IBRD-Rostrum Group Ltd would make such payment to IBRD-Rostrum Global Ltd.

6.3 No UK Company is liable under an obligation, agreement or arrangement entered into before the Closings to surrender Group Relief, ACT or Taxation Refund which has not been surrendered.

6.4 There is no arrangement by which a UK Company may become liable to repay a sum paid to it for the surrender of the Group Relief, ACT or Taxation Refund.

7.   REPLACEMENT OF BUSINESS ASSETS

     No disposal of a business asst has been made in respect of which gain was deferred through replacement of business assets.

8.   CORPORATION TAX

8.1 If each of the assets (other than trading stock) each UK Company was disposed of for a consideration equal to the book value of that asset in, or adopted for the purpose of, the Audited Accounts, no liability to Taxation, not fully provided for in the Audited Amounts, would arise.

8.2 No UK Company is entitled to any capital loss to which section 18(3) TCGA 1992 applies.

8.3 A balancing charge of not more than (pound)90,000 UK would arise in respect of capital allowances claimed by or given to each UK Company if the assets of the UK Companies or the plant and machinery taken as a whole were to be realized for a consideration equal to the amount of their book value as shown or included in the Audited Accounts.

9.     PAYE, NATIONAL INSURANCE AND OTHER WITHHOLDING TAX

9.1 All income tax under the Pay As You Earn system and payments due in respect of employees' National Insurance Contributions have been deducted from all payments made or treated as made by each UK Company and have been duly paid by each UK Company to the Revenue in the appropriate manner, and each UK Company has complied with all its reporting obligations in connection with all payments to and benefits provided for employees and directors of such UK Company.

9.2 No PAYE audit has been made in respect of each UK Company by the Revenue and no notice has been given that any such audit will or may be made; however, in a National Insurance Contributions Agency examination in August 1996 the status of two persons as self-employed was questioned but agreed to have been correctly characterized as such.

9.3 Each UK Company has in all material respects, accounted to the Revenue, as required by law, for all secondary Class 1 and Class 1A National Insurance Contributions which it is required by law to make.

10.    DEPRECIATORY TRANSACTIONS AND VALUE SHIFTING

10.1 No asset owned by any UK Company has at any time since its acquisition by that or any other UK Company or any UK Company which has at any time been a member of a group (as defined from time to time for any Taxation purpose) of which the Company has at any time been a member, been subjected to a reduction in value such that any allowable loss arising on its disposal is likely to be reduced or eliminated or any chargeable gain arising on its disposal is likely to be increased.

11.    LOANS

       The UK Companies have been party to a loan relationship within the meaning of Section 81 Finance Act 1996. Group has accrued interest payable on such loan. When Group decides to pay the interest, it will need to apply for clearance to enable the interest to be paid gross I.E., without making a deduction for withholding tax. If clearance is not applied for, then Group will be obliged to deduct withholding tax on any such interest payments. party to any loan relationship within the meaning of Section 81 Finance Act 1996.

12.    VALUE ADDED TAX (VAT)

12.1   For the purpose of this paragraph:

       "the VAT legislation" means the law relating to VAT in any jurisdiction including VATA 1994 and all regulations made or imposed thereunder (or any earlier enactment of which VATA 1994 is a consolidation) and any other statutes or other provisions relating to value added tax including all SEC legislation whether in the form of directives, regulations or otherwise; and

       "VAT" means UK value added tax and its equivalent under the law of any other country.

12.2 Each UK Company is registered for the purposes of VAT and has been so registered at all times that it has been required to be so registered in accordance with the VAT legislation.

12.3 Each UK Company has compiled in all material respects with the VAT legislation and has made and maintained in all material respects at the date hereof full complete correct and up-to-date records invoices and other documents appropriate or requisite for the purpose of such legislation and has at all times punctually paid and made all payments and returns required under the VAT legislation.

12.4 No UK Company is in arrears with any payment or return due under the VAT legislation and no UK Company has been liable to any abnormal or non-routine payment of VAT or to any penalty or interest for late payment of VAT or non-compliance with the VAT legislation.

12.5 No UK Company has been partially exempt for any VAT accounting period in the last six years prior to Completion and no UK Company has in that period been denied credit for any input tax.

12.6 No UK Company nor any company of which the UK Company is a relevant associate within the meaning of Paragraph 3 (7) Schedule 10 VATA 1994 has elected to waive exemption under paragraph 2 Schedule 10 VATA 1994 in relation to any land except as disclosed in Schedule 3.1.

13.    STAMP DUTY

13.1 All documents in the possession or under the control of each UK Company to which it has been a party and which attract stamp duty or stamp duty reserve tax have been Property stamped, no such document is currently subject to adjudication of claims for exemption of relief, and there are no circumstances which may result in such UK Company becoming liable for any interest or penalties in respect of stamp duty or stamp reserve tax.

13.2 All documents which form part of the title of each UK Company to any asset or in the enforcement of which such UK Company is or may be interested have been duly stamped and (where appropriate) adjudicated.

       No UK Company has been a party to any transaction which could cause such UK Company to become liable to stamp duty reserve tax.

14.    INHERITANCE TAX

14.1   The Company has made no transfer of value within section 94 or 99 IHTA
       1984.

14.2 No person has or may as a result of any event occurring on or before Closing have the power under section 212 IHTA 1984 to raise any capital transfer tax or inheritance tax by the sale of or charge over any of the such UK Company's assets.

14.3 There is no unsatisfied liability to capital transfer tax or inheritance tax attached or attributable to the assets of each UK Company or the shares in such UK Company, and neither the assets not the Shares are subject to any Inland Revenue charge as is mentioned in section 237 IRTA 1984.

                                  ATTACHMENT B

         GENERAL COMPLIANCE WITH STATUTES AND LICENSES

         General

1.1 Each UK Company has obtained all licenses, consents, approvals, permissions, permits, (including, without limitation Home Office permits for, inter alia, animal experimentation), test and other certificates and authorities (public or private) and details of compliance procedures and/or Accreditations relating to the Good Laboratory Practise, Good Clinical Practise and Good Manufacturing Practice Guidelines (together "Licenses") necessary for the carrying on of its business in the places and in the manner in which such business is now carried on.

1.2 All Licenses are accurately listed in SCHEDULE 3.13 and are valid and subsisting.

1.3 There are no reasons or any facts or circumstances which (with or without the giving of notice or lapse of time) would be likely to give rise to any reason why any of the Licenses should be suspended, canceled, revoked or not renewed.

2. Each UK Company and each of IBRD-France and IBRD-Germany has conducted and is conducting its business in all material respects in accordance with all applicable contracts, laws, rules, regulations, judgments, decisions, decrees, orders, Licenses or other requirements of any government, quasi government, statutory, administrative or regulatory body, court or agency (whether of the U.K., France, Germany or elsewhere), including, without limitation, with respect to:

2.1    selecting investigators;

2.2    obtaining documentation from investigators;

2.3    verifying that patient informed consent is obtained;

2.4    monitoring the validity and accuracy of data;

2.5 verifying drug countability and instructing investigators to maintain records and reports.

                                  SCHEDULE 10.2

                          INDEMNIFIABLE DISCLOSED ITEMS

SCHEDULE 3.6

1.     Bracco (study B16880/015)

2.     Reckitt & Coleman and Daiichi

SCHEDULE 3.8

1. Roche to the extent, when taken together with all other bad debt and doubtful accounts, is in excess of accounts receivable bad debt and doubtful accounts reserve

SCHEDULE 3.9

1.     Dainippon

2.     Japan tobacco

3.     Novartis

4.     Schwabe

5.     Roche

6.     Tap Holdings, Inc.

SCHEDULE 3.14 AND ATTACHMENT A

1. South Africa Branch Office of IBRD-Rostrum Global Limited to the extent in excess of Rand 190,500

2.     VandenBurg

3. Nonfilings in Colorado, Florida, Idaho, Illinois, Maryland, Massachusetts, Minnesota, Missouri, North Carolina, Ohio, Tennessee, Texas, Wisconsin 401(k) Plan Audit

5.     IBRD-Rostrum Global Limited 1995 expected corporation tax refund

6.     1995 U.K. Tax Returns - treatment of restrictive covenant cost

7.     1996 U.K. Tax Returns - treatment of restrictive covenant cost

8. Interaction between IBRD-Rostrum Global Limited and IBRD-France and IBRD-Germany

9.     1996 Federal Tax return amendment

                                                                      Exhibit A

                                ESCROW AGREEMENT


       THIS ESCROW AGREEMENT (this "Agreement") is made as of February ___, 1998 by and among Phoenix International Life Sciences (U.S.), Inc., a Delaware corporation ("Phoenix U.S."), Phoenix International Life Sciences Inc., a corporation constituted under the laws of Canada ("Phoenix Canada" and together with Phoenix U.S., the "Phoenix Parties"), Kuraya American Systems Inc., a California corporation ("KAS"), Kuraya Corporation, a corporation organized under the laws of Japan ("Kuraya" and together with KAS, the "Kuraya Parties"), and First Trust of California, National Association (the "Escrow Agent").

                                   BACKGROUND

       The Phoenix Parties and the Kuraya Parties are parties to a Stock Purchase Agreement dated as of December 24, 1997 (the "Stock Purchase Agreement") pursuant to which Phoenix Canada is purchasing all of the issued and outstanding shares of certain subsidiaries of the Company, and Phoenix U.S. is purchasing from KAS all of the issued and outstanding Common Stock of the Company

       This Agreement is the Escrow Agreement that is referred to in the Stock Purchase Agreement. Unless otherwise defined herein, terms are used herein as defined in the Stock Purchase Agreement.

                                   WITNESSETH

       NOW, THEREFORE, in consideration of the respective covenants contained herein and in the Stock Purchase Agreement and intending to be legally bound, the parties hereto agree as follows:

1.     INCORPORATION OF TERMS OF STOCK PURCHASE AGREEMENT.

       The provisions of the Stock Purchase Agreement, a conformed copy of which has been delivered to the Escrow Agent, are hereby incorporated herein by reference but only as the context of this Agreement may require.

2.     ESCROW FUNDS.

       2.1 The Phoenix Parties and the Kuraya Parties hereby appoint the Escrow Agent as their agent and custodian to hold, invest and disburse the funds deposited with the Escrow Agent on the date hereof and all earnings thereon (collectively, the "Escrow Funds") in accordance with the terms of this Agreement.

       2.2 On the date of this Agreement, the Phoenix Parties are depositing a portion of the Purchase Price with the Escrow Agent in the amount of Five Million Dollars ($5,000,000). The parties hereto acknowledge and agree that, subject to the terms hereof, the Escrow Funds shall be the property of KAS.

       2.3 Upon receipt of the Escrow Funds, the Escrow Agent shall send a notice to the Kuraya Parties and the Phoenix Parties acknowledging receipt of the Escrow Funds and shall hold the Escrow Funds in escrow pursuant to the terms of this Agreement. The Escrow Agent shall segregate the Escrow Funds from all other property held by the Escrow Agent and shall identify the Escrow Funds as being held in connection with this Agreement. The Escrow Agent agrees that its documents and records with respect to the transactions contemplated hereby will be available for examination by authorized representatives of the Phoenix Parties and the Kuraya Parties upon reasonable notice and during normal business hours.

       2.4 The Escrow Funds shall not be subject to lien or attachment by any creditor of any party hereto and shall be used solely for the purpose set forth in this Agreement.

       2.5 The Escrow Funds shall be invested exclusively in (i) any money market mutual fund that invests exclusively in obligations of the United States Government, or any agencies or instrumentalities thereof or any combination of the foregoing, (ii) short-term obligations issued by the United States Treasury and (iii) such other government securities as may be approved in writing from time to time by the Phoenix Parties and the Kuraya Parties. The Chief Financial Officer of KAS shall direct, with the consent of Phoenix U.S., the investment of the Escrow Funds in accordance with this Section 2.5. Any interest income or other investment proceeds shall be credited to the account of KAS, and KAS shall be obligated to pay all income and other taxes in respect thereof. The Escrow Agent shall release to KAS by the fifth business day of each calendar quarter hereafter all interest income and other investment proceeds of the Escrow Funds earned during the previous period.

3.     CLAIMS UNDER STOCK PURCHASE AGREEMENT.

       3.1 If a Buyer Indemnified Party shall claim indemnification under the Stock Purchase Agreement (a "CLAIM"), the Buyer Indemnified Party shall give written notice of the Claim (a "CLAIM NOTICE") to the Escrow Agent and the Kuraya Parties. The Claim shall then be resolved in accordance with the procedures set forth in the Stock Purchase Agreement. Upon resolution of a Claim, the Kuraya Parties and the Phoenix Parties shall issue a joint written direction to the Escrow Agent with respect to the Claim at issue. The Escrow Agent shall act in accordance with a written direction from the Phoenix Parties and the Kuraya Parties if and when issued. If the Phoenix Parties and the Kuraya Parties are unable to resolve the Claim, such Claim shall be settled by appropriate arbitration, and any Losses established by reason of such litigation shall be deemed to be finally determined. Upon such final determination, the Escrow Agent shall pay over to the Buyer Indemnified Party the amount set forth in a copy of a binding arbitration award evidencing a final, binding and enforceable award.

4.     TERMINATION OF ESCROW.

       Promptly after the eighteenth complete calendar month following the date hereof, the Escrow Agent shall deliver the remainder of the Escrow Funds to KAS, except that if a Claim under the Stock Purchase Agreement is unresolved at that time, a portion of the Escrow Funds that is equal to any such outstanding Claim shall continue to be held until the resolution of the Claim in accordance with this Agreement. Upon delivery of all the Escrow Funds to the Kuraya Parties and/or to a Buyer Indemnified Party pursuant to Section 3 above, this Agreement will thereupon terminate.

5.     EXPENSES.

       The Escrow Agent's fee schedule is attached hereto as Exhibit A and incorporated herein. All expenses and fees (including reasonable attorneys' fees) of the Escrow Agent shall be borne by the Phoenix Parties. The Phoenix Parties and the Kuraya Parties shall bear their own expenses in connection with the resolution of any Claim or other dispute with respect to this Agreement, except as otherwise provided in the Stock Purchase Agreement.

6.     NOTICES.

       Any notice or other communication required or permitted hereunder shall be in writing, shall be delivered personally, by facsimile transmission or by overnight courier, shall be deemed given upon receipt if delivered personally, or upon confirmation of receipt, if given by facsimile, or on the first business day following delivery by overnight courier, if delivered by overnight courier, and shall be as follows:

                     (1)    If to Phoenix U.S. or Phoenix Canada to:

                            Phoenix International Life Sciences (U.S.) Inc. Phoenix International Life Sciences Inc.
                            2350 Cohen Street
                            Saint-Laurent (Montreal) Quebec
                            Canada H4R 2N6
                            Attention: Chief Executive Officer
                            Telecopier: (514) 333-7306

                            with a copy to:

                            Pepper Hamilton LLP
                            1235 Westlakes Drive, Suite 400
                            Berwyn, PA 19312
                            Attention: James D. Rosener, Esquire
                            Telecopier: (610) 640-7835

                     (2)    If to KAS or Kuraya to:

                            Kuraya American Systems Inc.
                            3625 Del Amo Blvd., Ste. 180
                            Torrance, CA 90503
                            Attention: Mr. Gerry Shishido, Vice President
                            Telecopier: (310) 542-4175

                            with a copy to:

                            Sheppard, Mullin, Richter & Hampton LLP
                            333 South Hope Street 48th Floor
                            Los Angeles, California 90071
                            Attention: Scott J. Lochner, Esq.
                            Telecopier: (213) 620-1398

                     (3)    If to the Escrow Agent to:

                            First Trust of California, National Association
                            550 South Hope Street, Ste. 500
                            Los Angeles, California 90071
                            Attention: Brad Scarbrough
                            Telecopier (213) 533-8750; Telephone: (213) 533-8741

       Any party may, by notice given in accordance with this Section 6 to the other parties, designate another address or person for receipt of notices hereunder.

7.     SECURITY INTEREST.

       7.1 As security for the payment of any Claim that a Buyer Indemnified Party may have against KAS hereunder, the Kuraya Parties hereby grant to the Phoenix Parties a security interest in the Escrow Funds to the extent of the Kuraya Parties' ownership interest, if any, and other rights that the Kuraya Parties may have hereunder (collectively, the "Collateral").

       7.2 The Kuraya Parties will execute, from time to time, such financing statements and other documents covering the Collateral as the Phoenix Parties may reasonably request in order to create, evidence, perfect, maintain or continue its security interest in the Collateral.

       7.3 The Kuraya Parties acknowledge that they are granting to the Phoenix Parties a first priority security interest in the Collateral under the Uniform Commercial Code as in effect in California, and that the Kuraya Parties will not assign the Collateral or any interest therein in any manner without the prior written consent of the Phoenix Parties. In particular, the Kuraya Parties will not grant any other security interest in the Collateral without the prior written consent of the Phoenix Parties.

       7.4 The security interest granted in the Collateral shall be deemed automatically released upon the Escrow Agent's release of the Escrow Funds to KAS in accordance with the terms of this Agreement.

       7.5 The Escrow Agent hereby waives any right, title and interest it may have in or to the Collateral except to the extent of fees and expenses in the amounts provided on Exhibit A hereto.

8.     LIABILITY OF ESCROW AGENT.

       8.1 The Phoenix Parties and the Kuraya Parties, jointly and severally, shall indemnify the Escrow Agent and hold it harmless from and against any losses, liabilities, expenses (including reasonable attorneys' fees and expenses), claims or demands arising out of or in connection with the performance of its obligations in accordance with the provisions of this Agreement, except for losses, liabilities, expenses, claims or demands resulting from the gross negligence or willful misconduct of the Escrow Agent. These indemnities shall survive the resignation of the Escrow Agent and the termination of this Agreement.

       8.2 The Escrow Agent shall have no duties except those specifically set forth in this Agreement and shall not be subject to, nor have any liability or responsibility under, any other agreement or document the parties hereto may be responsible for, even if same is referenced herein.

       8.3 The Escrow Agent shall be protected in acting upon written instructions from the Phoenix Parties and the Kuraya Parties if it, in good faith, believes such written instructions to be genuine and what it purports to be.

       8.4 The Escrow Agent may confer with legal counsel, including its own in-house counsel, in the event of any dispute or questions as to the construction of any of the provisions hereof, or its duties hereunder, and it shall incur no liability and it shall be fully protected in acting in accordance with the opinions of such counsel except to the extent of any willful misconduct or gross negligence of the Escrow Agent.

       8.5 If a dispute arises between or among any of the parties to this Agreement, the Escrow Agent shall be entitled, at its option, and upon written notice to the Phoenix Parties and the Kuraya Parties, to tender into the custody of any court of competent jurisdiction in California all funds and all materials that the Escrow Agent may be holding under this Agreement and to begin such legal proceedings as the Escrow Agent deems appropriate. After taking such actions, the Escrow Agent shall then be discharged from any further duties and liability under this Agreement except to the extent of any prior willful misconduct or gross negligence of the Escrow Agent.

9.     RESIGNATION AND REMOVAL OF ESCROW AGENT.

       9.1 The Escrow Agent may resign at any time and for any reason upon notice to the Phoenix Parties and the Kuraya Parties given at least 30 days prior to the effective date of such resignation. During such 30-day period, the Phoenix Parties and the Kuraya Parties shall endeavor to agree upon a successor Escrow Agent. If the Phoenix Parties and the Kuraya Parties fail to agree on a successor Escrow Agent within such 30-day period, the Escrow Agent shall deliver the funds and all materials that it may then be holding to a court in accordance with Section 8.2 above. If the Escrow Agent becomes unable to fulfill its duties hereunder, or if for any reason, the Phoenix Parties and the Kuraya Parties desire to remove the Escrow Agent hereunder, the Phoenix Parties and the Kuraya Parties may appoint a successor Escrow Agent for the purposes of this Agreement. Upon the appointment of any successor Escrow Agent under this Agreement, the successor Escrow Agent shall have all the rights, duties and powers that applied to the original Escrow Agent hereunder.

       9.2 Any company into which the Escrow Agent may be merged or with which it may be consolidated, or any company to whom Escrow Agent may transfer a substantial amount of its global escrow business, shall be the successor to the Escrow Agent without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything to the contrary herein notwithstanding.

10.    GENERAL.

       10.1 ENTIRE AGREEMENT. This Agreement and the Stock Purchase Agreement contain the entire agreement of the parties with respect to the subject matter hereof, and supersede all prior agreements, representation and warranties, written or oral, with respect thereto.

       10.2 WAIVERS AND AMENDMENTS. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof or thereof may be waived, only by a written instrument signed by each of the parties hereto, in the case of a waiver, by the party waiving compliance. The failure of a party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition. No waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

       10.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive and procedural laws of the State of California applicable to agreements made and to be performed entirely within such State. Each of the parties hereby consents to the jurisdiction of any state or federal court located in the State of California. Notwithstanding any provision herein to the contrary, any controversy or claim arising out of or relating to this Agreement or the breach thereof, other than a claim for specific performance or injunctive relief, shall be settled by arbitration before a single arbitrator in the State of California in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. All costs associated with such arbitration shall be borne equally by the parties to the dispute, except that each party shall bear the costs of its own attorneys and experts (except as otherwise provided in this Agreement).

       10.4 REFERENCE TO U.S. DOLLARS. All references in this Agreement to amounts of money expressed in dollars are references to United States dollars, unless otherwise indicated.

       10.5 BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and permitted assigns. Neither this Agreement nor any of the rights hereunder, may be assigned by any party, nor may any party delegate any obligations hereunder, without the written consent of the other party hereto or thereto. Any non-permitted assignment or attempted assignment shall be void. Notwithstanding the foregoing, any party hereto (other than the Escrow Agent) may assign this Agreement, and any of its rights hereunder, and may delegate any of its obligations hereunder, to any of its Affiliates.

       10.6 NO THIRD PARTY BENEFICIARIES. Nothing herein is intended or shall be construed to give any person any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, except as otherwise provided herein.

       10.7 COUNTERPARTS. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof or thereof each signed by less than all, but together signed by all of the parties.

       10.8 HEADINGS. The heading herein are for reference only and shall not affect the interpretation of this Agreement.

       10.9 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.



                            [SIGNATURE PAGE FOLLOWS.]

       IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

                                   KURAYA AMERICAN SYSTEMS INC.,
                                   a California corporation


                                   By /s/ Gerry Shishido
                                      --------------------------------
                                   Gerry Shishido, Vice President
                                   -----------------------------------
                                          Printed Name and Title

                                   KURAYA CORPORATION


                                   By  /s/ /s/ Osamu Takumiya
                                      --------------------------------
                                   Osamu Takumiya, Executive Vice President
                                   -----------------------------------
                                          Printed Name and Title

                                   PHOENIX INTERNATIONAL LIFE
                                   SCIENCES, INC., a Canadian corporation


                                   By  /s/ Jean-Yves Caloz
                                      --------------------------------
                                   Jean-Yves Caloz, Chief Financial
                                   Officer
                                   -----------------------------------
                                          Printed Name and Title

                                   PHOENIX INTERNATIONAL LIFE
                                   SCIENCES (U.S.) INC., a Delaware corporation


                                   By  /s/ Jean-Yves Caloz
                                      --------------------------------
                                   Jean-Yves Caloz, Treasurer
                                   -----------------------------------
                                          Printed Name and Title

                                   FIRST TRUST OF CALIFORNIA,
                                   NATIONAL ASSOCIATION,  as Escrow Agent


                                   By  /s/ Brad E. Scarbrough
                                      --------------------------------
                                   Brad E. Scarbrough, Assistant Vice
                                   President
                                   -----------------------------------
                                                Printed Name and Title